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                                  EXHIBIT 2.01

Agreement and Plan of Reorganization dated as of July 19, 1996 by and among the
     Company, HNC Merger Corp. and Risk Data Corporation, as amended
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                      AGREEMENT AND PLAN OF REORGANIZATION

         THIS AGREEMENT AND PLAN OF REORGANIZATION (this "AGREEMENT") is made and entered into as of July 19, 1996 (the "AGREEMENT DATE") by and among HNC SOFTWARE INC., a Delaware corporation ("HNC"), HNC MERGER CORP., a Delaware corporation that is a wholly-owned subsidiary of HNC ("SUB") and RISK DATA CORPORATION, a California corporation ("RDC").

                                    RECITALS

         A. The parties intend that, subject to the terms and conditions of this Agreement, Sub will be merged with and into RDC in a reverse triangular merger, with RDC to be the surviving corporation of such merger, all pursuant to the terms and conditions of this Agreement and applicable law. The parties also intend for such merger to qualify as a "pooling of interests" transaction for accounting purposes.

         B. Upon the effectiveness of the Merger, the capital stock of RDC that is outstanding prior thereto will be converted into shares of HNC Common Stock plus cash for eliminated fractional shares, the employee stock options to purchase shares of RDC Common Stock that are outstanding immediately prior to the Effective Time under RDC's 1992 Stock Option Plan shall be assumed by HNC and converted into options to purchase HNC Common Stock and Sub shall be merged with and into RDC, all as provided herein.

         NOW, THEREFORE, the parties hereby agree as follows:

         1. CERTAIN DEFINITIONS. As used in this Agreement, the following terms will have the meanings set forth below:

                  1.1 The "MERGER" means the statutory merger of Sub with and into RDC to be effected pursuant to the terms and conditions of this Agreement.

                  1.2 The "EFFECTIVE TIME" means the time and date on which the Merger first becomes legally effective under the laws of the States of California and Delaware as a result of the filing with the Delaware Secretary of State of an Agreement of Merger between Sub and RDC in substantially the form of Exhibit A (the "AGREEMENT OF MERGER") or, in lieu thereof at HNC's option, a Certificate of Merger (the "CERTIFICATE OF Merger"), conforming to the requirements of Section 252 of the Delaware General Corporation Law, and the filing with the California Secretary of State of the Agreement of Merger (and related officers' certificates).

                  1.3 "HNC COMMON STOCK" means HNC's Common Stock, $0.001 par value per share.

                  1.4 "HNC PRICE PER SHARE" means $35.631 per share of HNC Common Stock.


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                  1.5 "HNC CLOSING AVERAGE PRICE PER SHARE" means the average of the closing prices per share of HNC Common Stock as quoted on the Nasdaq
National Market (or such other exchange or quotation system on which HNC Common Stock is then traded or quoted) and reported in The Wall Street Journal for the ten (10) trading days immediately preceding (but not including) the Closing Date (as defined in Section 7.1); provided, however, that notwithstanding the foregoing, the HNC Closing Average Price Per Share shall in no event be greater than the HNC Price Per Share nor less than eighty percent (80%) of the HNC Price Per Share.

                  1.6 "RDC COMMON STOCK" means RDC's Common Stock, no par value per share. "RDC SERIES A PREFERRED STOCK" means RDC's Series A Preferred Stock, no par value per share. "RDC SERIES B PREFERRED STOCK" means RDC's Series B Preferred Stock, no par value per share. "RDC PREFERRED STOCK" means the RDC Series A Preferred Stock and RDC Series B Preferred Stock, collectively. "RDC STOCK" means RDC Common Stock and RDC Preferred Stock, collectively.

                  1.7 "RDC OPTIONS" means, collectively: (i) options to purchase RDC Common Stock granted by RDC to RDC employees under RDC's 1992 Stock Option Plan (the "RDC OPTION PLAN"); and (ii) options to purchase an aggregate of 247,000 shares of RDC Common Stock granted to certain employees and/or consultants of RDC in March 1990.

                  1.8 "RDC DERIVATIVE SECURITIES" means, collectively, (a) any warrant, option, right or other security that entitles the holder thereof to purchase or otherwise acquire any shares of the capital stock of RDC (collectively, "RDC STOCK RIGHTS"); (b) any note, evidence of indebtedness, stock or other security of RDC that is convertible into or exchangeable for any shares of the capital stock of RDC or any RDC Stock Rights ("RDC CONVERTIBLE SECURITY"); and (c) any warrant, option, right, note, evidence of indebtedness, stock or other security that entitles the holder thereof to purchase or otherwise acquire any RDC Stock Rights or any RDC Convertible Security; provided, however, that the term "RDC Derivative Securities" does not include any RDC Options, any outstanding shares of RDC Series A Preferred Stock or any outstanding shares of RDC Series B Preferred Stock.

                  1.9 "RDC FULLY DILUTED NUMBER" means that number of shares of RDC Common Stock that is equal to the sum of: (a) the total number of shares of RDC Common Stock that are issued and outstanding immediately prior to the Effective Time; plus (b) the total number of shares of RDC Common Stock, if any, that as of immediately prior to the Effective Time are issuable upon the conversion of all shares of RDC Series A Preferred Stock and all shares of RDC Series B Preferred Stock that are issued and outstanding immediately prior to the Effective Time; plus (c) the total number of shares of RDC Common Stock that, immediately prior to the Effective Time, are directly or indirectly ultimately issuable by RDC upon the exercise, conversion or exchange of all RDC Derivative Securities (if any) that are issued and outstanding immediately prior to the Effective Time. The number of shares of RDC Common Stock subject to RDC Options that are issued and outstanding immediately prior to the Effective Time shall not be included in the RDC Fully Diluted Number.


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                  1.10 "RDC STOCKHOLDERS" means those persons who, immediately prior to the Effective Time, hold the shares of RDC Stock that are outstanding immediately prior to the Effective Time; provided, however, that for purposes of
Section 2.4 and Section 11 of this Agreement, the term "RDC Stockholders" means only those RDC Stockholders (as defined above in this Section 1.11) who are issued shares of HNC Common Stock in the Merger.

                  1.11 "RDC DISSENTING SHARES" means any shares of RDC Stock that are outstanding immediately prior to the Effective Time which qualify fully as "dissenting shares" within the meaning of Section 1300(b) of the California Corporations Code and with respect to which dissenter's rights to require the purchase of such dissenting shares for cash at their fair market value in accordance with Chapter 13 of the California Corporations Code have (in connection with the Merger) been duly and properly exercised and perfected.

                  1.12 "SERIES A PREFERENCE AMOUNT" means the dollar amount equal to the product obtained by multiplying (a) $1.66 by (b) the number of shares of RDC Series A Preferred Stock that are issued and outstanding immediately prior to the Effective Time.

                  1.13 "SERIES B PREFERENCE AMOUNT" means the dollar amount equal to the product obtained by multiplying (a) $8.72 by (b) the number of shares of RDC Series B Preferred Stock that are issued and outstanding immediately prior to the Effective Time.

                  1.14 "COMMON AMOUNT" means the dollar amount equal to the product obtained by multiplying (a) $0.55 by (b) the number of shares of RDC Common Stock that are issued and outstanding immediately prior to the Effective Time.

                  1.15 "REMAINDER AMOUNT" means the dollar amount (if positive) equal to Sixty-One Million Dollars ($61,000,000) minus the sum of the sum of the Series A Preference Amount, the Series B Preference Amount and the Common Amount.

                  1.16 "OPTION AMOUNT" means the dollar amount equal to "X" in the following formula, where for purposes of such formula: (a) "O" is the total number of shares of RDC Common Stock that are subject to all RDC Options that are issued and outstanding immediately prior to the Effective Time (without regard to whether the right to exercise such RDC Options has or has not vested);
(b) "R" is the Remainder Amount; and (c) "S" is the RDC Fully Diluted Number:

                           X        =   O (R  + 0.55S)
                                        ______________
                                            O +  S

                  1.17 "PARTICIPATION AMOUNT" means the dollar amount equal to the Remainder Amount minus the Option Amount. The "PARTICIPATION SHARES" means the number of shares of HNC Common Stock obtained by dividing the Participation Amount by the HNC Closing Average Price Per Share. The "PARTICIPATION NUMBER" means the number of shares of HNC


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Common Stock obtained by dividing the Participation Shares by the RDC Fully
Diluted Number, such quotient being rounded to the fourth decimal place.

                  1.18 "HNC MERGER SHARES" means that number of shares of HNC Common Stock, as presently constituted, that will be issued under this Agreement upon the conversion of the shares of RDC Common Stock, RDC Series A Preferred Stock and RDC Series B Preferred Stock that are issued and outstanding immediately prior to the Effective Time and is equal to the quotient obtained by dividing (i) the sum of the Series A Preference Amount, the Series B Preference Amount, the Common Amount and the Participation Amount by (ii) the HNC Closing Average Price Per Share; provided, however, that the number of HNC Merger Shares shall not exceed the number of shares of HNC Common Stock equal to the quotient obtained by dividing (a) Sixty-One Million Dollars ($61,000,000) minus the Option Amount, by (b) the HNC Closing Average Price Per Share.

                  1.19 "SERIES A CONVERSION NUMBER" means the number of shares of HNC Common Stock equal to the sum of (a) $1.66 divided by the HNC Closing Average Price Per Share (such quotient being rounded to the fourth decimal place), plus (b) the Participation Number.

                  1.20 "SERIES B CONVERSION NUMBER" means the number of shares of HNC Common Stock equal to the sum of (a) $8.72 divided by the HNC Closing Average Price Per Share (such quotient being rounded to the fourth decimal place), plus (b) the Participation Number.

                  1.21 "COMMON CONVERSION NUMBER" means the number of shares of HNC Common Stock equal to the sum of (a) $0.55 divided by the HNC Closing Average Price Per Share (such quotient being rounded to the fourth decimal place), plus (b) the Participation Number.

                  1.22 "OPTION CONVERSION NUMBER" means the number of shares of HNC Common Stock obtained by dividing the Option Pool Shares (as defined below) by the total number of shares of RDC Common Stock that are subject to all RDC Options that are issued and outstanding immediately prior to the Effective Time (without regard to whether the right to exercise such RDC Options has or has not vested), with such quotient being rounded to the fourth decimal place. "OPTION POOL SHARES" means the number of shares of HNC Common Stock equal to the quotient obtained by dividing (a) the Option Amount, by (b) the HNC Closing Average Price Per Share.

                  1.23 "HNC ANCILLARY AGREEMENTS" means, collectively, each agreement, certificate or document (other than this Agreement) to which HNC is to enter into as a party thereto, or to otherwise execute and deliver, pursuant to or in connection with the execution of this Agreement. "SUB ANCILLARY AGREEMENTS" means, collectively, the Agreement of Merger and each other agreement, certificate or document (other than this Agreement) to which Sub is to enter into as a party thereto, or to otherwise execute and deliver, pursuant to or in connection with the execution of this Agreement. "RDC ANCILLARY AGREEMENTS" means, collectively, the


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Agreement of Merger and each other agreement, certificate or document (other than this Agreement) to which RDC is to enter into as a party thereto, or to otherwise execute and deliver, pursuant to or in connection with the execution of this Agreement.

         Other capitalized terms defined elsewhere in this Agreement and not defined in this Section 1 shall have the meanings assigned to such terms in this Agreement.

         2. PLAN OF REORGANIZATION

                  2.1 Conversion of Shares.

                           2.1.1 Conversion of Sub Stock. At the Effective Time,
each share of Common Stock of Sub that is issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without the need for any further action on the part of the holder thereof, be converted into and become one (1) share of RDC Common Stock that is issued and outstanding immediately after the Effective Time, and the shares of RDC Common Stock into which the shares of Sub Common Stock are so converted shall be the only shares of RDC Stock that are issued and outstanding immediately after the Effective Time.

                           2.1.2 Conversion of RDC Stock. At the Effective Time,
each share of RDC Common Stock, each share of RDC Series A Preferred Stock and each share of RDC Series B Preferred Stock that is issued and outstanding immediately prior to the Effective Time (other than any RDC Dissenting Shares as provided in Section 2.1.3) will, by virtue of the Merger, and without the need for any further action on the part of the holder thereof, be converted as follows:

                                (a) RDC Common Stock. Each share of RDC Common
Stock that is issued and outstanding immediately prior to the Effective Time shall be converted into a number of shares of HNC Common Stock equal to the Common Conversion Number, subject to the provisions of Section 2.1.4 regarding the elimination of fractional shares;

                                (b) RDC Series A Preferred Stock. Each share of
RDC Series A Preferred Stock that is issued and outstanding immediately prior to the Effective Time shall be converted into a number of shares of HNC Common Stock equal to the Series A Conversion Number, subject to the provisions of
Section 2.1.4 regarding the elimination of fractional shares; and

                                (c) RDC Series B Preferred Stock. Each share of
RDC Series B Preferred Stock that is issued and outstanding immediately prior to the Effective Time shall be converted into a number of shares of HNC Common Stock equal to the Series B Conversion Number, subject to the provisions of
Section 2.1.4 regarding the elimination of fractional shares.

                           2.1.3 RDC Dissenting Shares. Holders of RDC
Dissenting Shares (if any) shall be entitled to their appraisal rights under Chapter 13 of the California Corporations


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Code with respect to such RDC Dissenting Shares and such RDC Dissenting Shares shall not be converted into shares of HNC Common Stock in the Merger; provided, however, that nothing in this Section 2.1.3 is intended to remove, waive, alter or affect HNC's conditions to Closing set forth in Sections 9.8 and 9.9 hereof, or any other provision of this Agreement relating to RDC Dissenting Shares. Shares of RDC Stock as to which dissenting shareholders' rights of appraisal under the California Corporations Code have not been properly perfected shall, when such dissenting shareholders' rights can no longer be legally exercised under the California Corporations Code, be converted into HNC Common Stock as provided in Section 2.1.2.

                           2.1.4 Fractional Shares. No fractional shares of HNC
Common Stock shall be issued in connection with the Merger. In lieu thereof, each holder of RDC Stock who would otherwise be entitled to receive a fraction of a share of HNC Common Stock under Section 2.1.2, after aggregating all shares of HNC Common Stock to be received by such holder, shall instead receive from HNC, within twenty (20) business days after the Effective Time, an amount of cash equal to the HNC Closing Average Price Per Share (as adjusted to reflect any Capital Change (as defined below) of HNC) multiplied by the fraction of a share of HNC Common Stock to which such holder would otherwise be entitled to receive.

                           2.1.5 Purpose. It is the purpose and intent of the
foregoing provisions of this Section to carry into effect the merger "liquidation" preference provisions set forth in Section 2, Part B of Article III of RDC's Restated Articles of Incorporation, as such is in effect immediately prior to the Effective Time.

                  2.2      Assumption and Conversion of RDC Options.

                           2.2.1 Assumption by HNC. Each RDC Option that is
outstanding immediately prior to the Effective Time shall, by virtue of the Merger and at the Effective Time and without the need for any further action on the part of any holder thereof, be assumed by HNC and converted into an option (an "HNC OPTION") to purchase that number of shares of HNC Common Stock determined by multiplying the number of shares of RDC Common Stock subject to such RDC Option immediately prior to the Effective Time by the Option Conversion Number, at an exercise price per share of HNC Common Stock equal to the exercise price per share of RDC Common Stock that was in effect for such RDC Option immediately prior to the Effective Time divided by the Option Conversion Number; provided, however, that if the foregoing calculation would result in an assumed and converted RDC Option being converted into an HNC Option that, after aggregating all the shares of HNC Common Stock issuable upon the exercise of such HNC Option, would be exercisable for a fraction of a share of HNC Common Stock, then the number of shares of HNC Common Stock subject to such HNC Option shall be rounded down to the nearest whole number of shares of HNC Common Stock. The terms, exercisability, vesting schedule, status as an "incentive stock option" under Section 422 of the Code (if applicable) or a nonqualified stock option, and all other terms and conditions of RDC Options (including but not limited to the terms and conditions applicable to options granted under the RDC Option Plan by virtue of the RDC Option Plan) shall (except as otherwise provided in the terms of such RDC Options), to the extent permitted by law and otherwise reasonably practicable, be unchanged and continue in effect after the Merger. Continuous employment with


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RDC shall be credited to the optionee for purposes of determining the vesting of the number of shares of an HNC Common Stock subject to exercise under the HNC Option issued upon conversion of an RDC Option.

                           2.2.2 Registration. HNC shall use its best efforts to
cause the shares of HNC Common Stock issuable upon exercise of the HNC Options that are issued upon the conversion of RDC Options under Section 2.2.1 to be registered on a registration statement (or to be issued pursuant to a then-effective registration statement) on Form S-8 (or successor form) promulgated by the Securities and Exchange Commission ("SEC") under the Securities Act of 1933, as amended (the "1933 ACT"), as soon as reasonably practicable after the Effective Time, and no later than 60 days after the Effective Time, and shall use its best efforts to maintain the effectiveness of such registration statement or registration statements for so long as such HNC Options remain outstanding and HNC Common Stock is registered under the Securities Exchange Act of 1934, as amended (the "1934 ACT").

                  2.3 Adjustments for Capital Changes. Notwithstanding the provisions of Section 2.1.2 or Section 2.2, if at any time after the Agreement Date and prior to the Effective Time, HNC or RDC recapitalizes, either through a subdivision (or stock split) of any of its outstanding shares into a greater number of shares, or a combination (or reverse stock split) of any of its outstanding shares into a lesser number of shares, or reorganizes, reclassifies or otherwise changes its outstanding shares into the same or a different number of shares of other classes (other than through a subdivision or combination of shares provided for in the previous clause), or declares a dividend on its outstanding shares payable in shares or securities convertible into shares of HNC Common Stock (a "CAPITAL CHANGE"), then the HNC Price Per Share, the HNC Closing Average Price Per Share, the Common Conversion Number, the Series A Conversion Number, the Series B Conversion Number and the Option Conversion Number and the number of shares of HNC Common Stock constituting the HNC Merger Shares will be adjusted appropriately so as to maintain the proportionate interests of the stockholders of RDC and the stockholders of HNC contemplated hereby (and, indirectly, the holders of the RDC Options) so as to maintain the proportional interests of the holders of RDC Stock and RDC Options contemplated by this Agreement.

                  2.4 Escrow Agreement. At the Closing (as that term is defined in Section 7.1) of the Merger, HNC shall withhold eight and three-quarters percent (8.75%) of the shares of HNC Common Stock to be issued to the RDC Stockholders in accordance with Section 2.1.2 (rounded down to the nearest whole number of shares to be issued to each RDC Stockholder) (the "ESCROW SHARES") and will deliver certificates representing such Escrow Shares to State Street Bank and Trust Company or a similar institution, as escrow agent (the "ESCROW AGENT"), to be held by the Escrow Agent as security for the RDC Stockholders' indemnification obligations under Section 11 and pursuant to the provisions of an escrow agreement (the "ESCROW AGREEMENT") in substantially the form of
Exhibit 2.4. The Escrow Shares will be represented by a certificate or certificates issued in the names of the RDC Stockholders in proportion to their respective interests therein and will be held by the Escrow Agent during that time period (the "ESCROW PERIOD") beginning on the Closing Date and ending on the earlier to


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occur of (a) the date on which HNC has first received final audited financial statements together with a report thereon from HNC's independent auditors covering the combined results of HNC and RDC or (b) twelve (12) months after the Closing Date (as that term is defined in Section 7.1). By their approval of the Merger, the RDC Stockholders shall be conclusively deemed to have consented to, approved and agreed to be personally bound by: (i) the indemnification provisions of Section 11; (ii) the Escrow Agreement; and (iii) the appointment of Mark S. Hammond and James Berglund as the representatives of the RDC Stockholders (together, the "REPRESENTATIVE") under the Escrow Agreement and as the attorneys-in-fact and agents for and on behalf of each RDC Stockholder as provided in the Escrow Agreement, and the taking by the Representative of any and all actions and the making of any decisions required or permitted to be taken by Representative under the Escrow Agreement (including, without limitation, the exercise of the power to: (i) authorize delivery to HNC of Escrow Shares in satisfaction of claims by HNC or any other Indemnified Person (as defined herein); (ii) agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims; (iii) arbitrate, resolve, settle or compromise any claim for indemnity made pursuant to Section 11; and take all actions necessary in the judgment of the Representative for the accomplishment of the foregoing). The Representative will have unlimited authority and power to act on behalf of each RDC Stockholder with respect to the Escrow Agreement and the disposition, settlement or other handling of all claims governed by the Escrow Agreement, and all rights or obligations arising under the Escrow Agreement so long as all RDC Stockholders are treated in the same manner. The RDC Stockholders will be bound by all actions taken by the Representative in connection with the Escrow Agreement, and HNC will be entitled to rely on any action or decision of the Representative. In performing the functions specified in this Agreement and the Escrow Agreement, the Representative will not be liable to the RDC Stockholders in the absence of gross negligence or willful misconduct. Any out-of-pocket costs and expenses reasonably incurred by the Representative in connection with actions taken pursuant to the terms of the Escrow Agreement will be paid by the RDC Stockholders to the Representative in proportion to their percentage interests in the Escrow Shares.

                  2.5 Effects of the Merger. At and upon the Effective Time: (a) the separate existence of Sub will cease and Sub will be merged with and into RDC, and RDC will be the surviving corporation of the Merger (the "SURVIVING CORPORATION") pursuant to the terms of this Agreement and the Agreement of Merger; (b) the Restated Articles of Incorporation of RDC shall be amended to read as set forth in Exhibit 2.5A attached hereto and shall be the Articles of Incorporation of the Surviving Corporation; (c) the Bylaws of RDC attached as
Exhibit 2.5B hereto shall be the Bylaws of the Surviving Corporation; (d) each share of RDC Stock that is outstanding immediately prior to the Effective Time and each RDC Option outstanding immediately prior to the Effective Time shall be converted into HNC Common Stock or an HNC Option, respectively, as provided in this Section 2; (e) each share of Sub Common Stock that is outstanding immediately prior to the Effective Time shall be converted into one (1) share of RDC Common Stock as provided in Section 2.1.1; (f) the officers of the Surviving Corporation shall be those persons who are the officers of RDC immediately prior to the Effective Time; (g) the directors of the Surviving Corporation shall be Robert L. North, Raymond V. Thomas and Mark


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
S. Hammond; and (h) the Merger shall, from and after the Effective Time, have all of the effects provided by applicable law.

                  2.6 Further Assurances. RDC and each of the RDC Stockholders agree that if, at any time before or after the Effective Time, HNC considers or is advised that any further instruments, deeds, assignments or assurances are reasonably necessary or desirable to consummate the Merger or to carry out the purposes of this Agreement at or after the Effective Time, then HNC, the Surviving Corporation and their respective officers and directors may, and each RDC Stockholder shall, execute and deliver all such proper deeds, assignments, instruments and assurances and do all other things necessary or desirable to consummate the Merger and to carry out the purposes of this Agreement, in the name of RDC or otherwise.

                  2.7 Fairness Hearing. The issuance of the shares of HNC Common Stock and HNC Options to be issued in the Merger is intended to be qualified by a permit (the "PERMIT") to be issued under Sections 25121 and 25142 of the California Corporate Securities Law of 1968, as amended (the "CALIFORNIA LAW"), after a fairness hearing (the "FAIRNESS HEARING") before the California Commissioner of Corporations pursuant to Section 25142 of the California Law, with the intent that the issuance of such shares and HNC Options will, to the extent permitted by applicable law, thereby be exempt under Section 3(a)(10) of the 1933 Act from the registration requirements of the 1933 Act. As promptly as practicable after the date of this Agreement, HNC (with RDC's cooperation) will prepare and file with the California Department of Corporations (the "DEPARTMENT") an application for qualification of the shares of HNC Common Stock and HNC Options to be issued in the Merger, and an application for a Fairness Hearing (collectively, the "PERMIT APPLICATION"), together with any information or proxy statement included therein (the "INFORMATION STATEMENT"), and any other documents required by the California Law in connection with the Merger. HNC and RDC will use their best efforts to have the Permit issued under the California Law as promptly as practicable after such filing. HNC and RDC shall also take any action required to be taken under any applicable state securities or "blue sky" laws in connection with the issuance of the shares of HNC Common Stock in the Merger. RDC shall timely furnish to HNC all information concerning RDC (including but not limited to all information concerning RDC's financial condition, officers, directors, shareholders and other security holders (if any)) as may be reasonably requested in connection with any action contemplated by this Section . RDC shall cause at least one executive officer of RDC and RDC's legal counsel to attend the Fairness Hearing.

                  2.8 Tax-Free Reorganization. The parties intend to adopt this Agreement as a tax-free plan of reorganization and to consummate the Merger in accordance with the provisions of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "CODE") by virtue of the provisions of Section 368(a)(2)(E) of the Code. The parties believe that the value of the HNC Common Stock to be issued to the RDC stockholders in the Merger is equal, in each instance, to the value of the RDC Stock to be surrendered in exchange therefor. Except for cash to be paid in lieu of fractional shares, no consideration that could constitute "other property" within the meaning of Section 356 of the Code is being paid by HNC for the RDC Stock in the Merger. In addition, HNC represents now, and as of the Closing Date, that it presently intends to


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
continue RDC's historic business or use a significant portion of RDC's business assets in a business. At the Closing (as that term is defined in Section 7.1), officers of RDC and HNC shall execute and deliver an officers' certificate in the form of Exhibit 2.8. The provisions and representations contained or referred to in this Section 2.8 and Exhibit 2.8 shall survive until the expiration of the applicable statute of limitations. Notwithstanding anything to the contrary set forth herein, HNC makes no representations or warranty to RDC or to any stockholder of RDC regarding the tax treatment of the Merger or whether the Merger will qualify as a tax-free plan of reorganization under the Code.

                  2.9 Pooling of Interests. The parties acknowledge that, as a material inducement to HNC to enter into this Agreement and consummate the Merger, the Merger is intended to qualify as a "pooling of interests" for accounting purposes.

                  2.10 S-3 Registration Rights. Effective upon the Effective Time, each RDC Stockholder who receives shares of HNC Common Stock in the Merger pursuant to Section 2.1.2 hereof shall be granted the registration rights on Form S-3 under the 1933 Act on the terms, and subject to the conditions and limitations of the Registration Rights Agreement attached hereto as Exhibit 2.10.

         3.       REPRESENTATIONS AND WARRANTIES OF RDC

                  RDC hereby represents and warrants to HNC that, except as set forth in a letter addressed to HNC dated the Agreement Date and delivered by RDC to HNC concurrently herewith (the "RDC DISCLOSURE LETTER"), each of the following representations and statements in this Section 3 are true and correct.

                  3.1 Organization and Good Standing. RDC is a corporation duly organized, validly existing and in good standing under the laws of the State of California, has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as proposed to be conducted, and is qualified to transact business as a foreign corporation in each jurisdiction in which its failure to be so qualified could reasonably be expected to have a Material Adverse Effect. As used in this Agreement, the term "MATERIAL ADVERSE EFFECT" when used with reference to RDC, means any event, change or effect that is (or will with the passage of time be) materially adverse to RDC's condition (financial or otherwise), properties, assets, liabilities, business, operations, results of operations or prospects.

                  3.2 Power, Authorization and Validity.

                           3.2.1 RDC has the right, power, legal capacity and
authority to enter into, execute, deliver and perform its obligations under this Agreement and all RDC Ancillary Agreements and RDC has all requisite corporate power and authority to consummate the Merger. The execution, delivery and performance by RDC of this Agreement and each of the RDC Ancillary Agreements have been duly and validly approved and authorized by all necessary corporate action on the part of RDC's Board of Directors.

                           3.2.2 No filing, authorization, consent, approval or
order, governmental or otherwise, is necessary or required to be made or obtained by RDC to enable RDC to lawfully enter into, and to perform its obligations under, this Agreement and the RDC Ancillary Agreements, except for
(a) the filing of the Agreement of Merger (or the Certificate of Merger) with the Delaware Secretary of State, (b) the filing of the Agreement of Merger (and related officers' certificates) with the California Secretary of State, and (c) the filing of appropriate documents with the relevant authorities of other states in which RDC is qualified to do business, if any.

                           3.2.3 This Agreement and the RDC Ancillary Agreements
are, or when executed by RDC will be, valid and binding obligations of RDC, enforceable in accordance with their respective terms, except as to the effect, if any, of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

                  3.3      Capitalization of RDC.

                           (a) Outstanding Stock. The authorized capital stock
of RDC consists entirely of (i) 10,000,000 shares of Common Stock, no par value per share, of which a total of 1,164,408 shares are issued and outstanding and
(ii) 1,877,281 shares of Preferred Stock, no par value per share, consisting of 1,362,831 shares designated as Series A Preferred Stock, of which 1,355,831 shares are issued and outstanding, and 514,450 shares designated as RDC Series B Preferred Stock, of which 464,450 shares are issued and outstanding, and no other shares of the capital stock of RDC are authorized, issued or outstanding. No fractional shares of RDC Common Stock or RDC Preferred Stock are issued or outstanding. Each share of RDC Series A Preferred Stock now is, and at the Closing will be, convertible into one (1) share of RDC Common Stock and each share of RDC Series B Preferred Stock now is, and at the Closing will be, convertible into 1.00154 shares of RDC Common Stock. All issued and outstanding shares of RDC Stock have been duly authorized and validly issued, are fully paid and nonassessable, are not subject to any claim, lien, preemptive right, or right of rescission, and have been offered, issued, sold and delivered by RDC in compliance with all registration or qualification requirements (or applicable exemptions therefrom) of all applicable federal and state securities laws. A list of all holders of RDC Stock, and the number, class and series (if applicable) of all shares of RDC Stock owned by each such holder has been delivered by RDC to HNC herewith as Exhibit 3.3.1.

                           (b) No Options, Warrants or Rights. Except for (a)
RDC Options to purchase a total of 430,000 shares of RDC Common Stock which are outstanding on the Agreement Date (of which 183,000 were granted under the RDC Option Plan and 247,000 were granted other than under the RDC Option Plan); (b) a warrant to purchase up to 7,000 shares of RDC Series A Preferred Stock held by Silicon Valley Bank (the "SVB WARRANT"); and (c) a warrant to purchase up to 9,174 shares of RDC Series B Preferred Stock held by LINC Capital Management (the "LINC WARRANT"); there are no options, warrants, convertible or other securities, calls, commitments, conversion privileges, preemptive rights or other rights or agreements outstanding to purchase or otherwise acquire (whether directly or indirectly) any shares of RDC's authorized but unissued capital stock or any securities convertible into or exchangeable for any shares of RDC's capital stock or obligating RDC to grant, issue, extend, or enter into any such option, warrant, convertible or other security, call, commitment, conversion privilege, preemptive right or other right or agreement, and there is no liability for any dividends accrued but unpaid. No person or entity holds or has any option, warrant or other right to acquire any issued and outstanding shares of the capital stock of RDC from any holder of shares of the capital stock of RDC. A total of 485,000 shares of RDC Common Stock are reserved for issuance under the RDC Option Plan, of which 164,408 shares have been issued and are outstanding as of the Agreement Date, 183,000 shares are issuable upon the exercise of options granted under the RDC Option Plan that are outstanding on the Agreement Date and 137,592 shares are reserved for future issuance under the RDC Option Plan but have not been issued and are not reserved for issuance under outstanding options. Of the options for 247,000 shares of RDC Common Stock granted other than under the RDC Option Plan, no shares have been issued or are outstanding as of the Agreement Date. A list of all holders of RDC Options and the number of RDC Options held by each such person is set forth in Exhibit
3.3.2. During the two (2) year period immediately prior to the Agreement Date, except as may be expressly required by the terms of the RDC Option Plan, RDC has not authorized, or taken any action to authorize, the acceleration of the time during which any holder of any option, warrant or other right to purchase or acquire any share of capital stock of RDC may exercise such option, warrant or right. The RDC Option Plan has been duly and validly approved by RDC's shareholders.

                           (c) No Voting Arrangements or Registration Rights.
There are no voting agreements, voting trusts, rights of first refusal or other restrictions (other than normal restrictions on transfer under applicable federal and state securities laws) applicable to any of RDC's outstanding securities or to the conversion of any shares of RDC Stock in the Merger. RDC is not under any obligation to register under the 1933 Act any of its presently outstanding securities or any securities that may be subsequently issued.

                  3.4 Subsidiaries. RDC does not have any subsidiaries or any interest, direct or indirect, in any corporation, partnership, limited liability company, joint venture or other business entity.

                  3.5 No Violation of Existing Agreements. Neither the execution and delivery of this Agreement nor any RDC Ancillary Agreement, nor the consummation of the transactions contemplated hereby, will conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach, impairment or violation of: (i) any provision of the Articles of Incorporation or Bylaws of RDC as currently in effect; (ii) any federal, state, local or foreign judgment, writ, decree, order, statute, rule or regulation applicable to RDC or its assets or properties; or (iii) any material instrument, agreement, contract, letter of intent or commitment to which RDC is a party or by which RDC or its assets or properties are bound. The consummation of the Merger by RDC will not require the consent of any third party other than the approval of RDC's stockholders.

                  3.6 Litigation. There is no action, suit, arbitration, mediation, proceeding, claim or investigation pending against RDC (or against any officer, director, employee or agent of RDC in their capacity as such or relating to their employment, services or relationship with RDC) before any court, administrative agency or arbitrator that, if determined adversely to RDC (or any such officer, director, employee or agent) may reasonably be expected to have a Material Adverse Effect on RDC, nor, to the best of RDC's knowledge, has any such action, suit, proceeding, arbitration, mediation, claim or investigation been threatened. There is no basis for any person, firm, corporation or other entity, to assert a claim against RDC or HNC based upon:
(a) RDC's entering into this Agreement or consummating the Merger; (b) ownership, rights to ownership, or options, warrants or other rights to acquire ownership, of any shares of the capital stock of RDC; or (c) any rights as a RDC stockholder, including any option, warrant or preemptive rights or rights to notice or to vote. There is no judgment, decree, injunction, rule or order of any governmental entity or agency, court or arbitrator outstanding against RDC.

                  3.7 Taxes. RDC has timely filed all federal, state, local and foreign tax returns required to be filed, has timely paid all taxes required to be paid in respect of all periods for which returns have been filed, has established an adequate accrual or reserve for the payment of all taxes payable in respect of the periods subsequent to the periods covered by the most recent applicable tax returns, has made all necessary estimated tax payments, and has no material liability for taxes in excess of the amount so paid or accruals or reserves so established. RDC is not delinquent in the payment of any tax or in the filing of any tax returns, and no deficiencies for any tax have been threatened, claimed, proposed or assessed. RDC has not received any notification that any material issues have been raised (and are currently pending) by the Internal Revenue Service or any other taxing authority (including but not limited to any sales or use tax authority) regarding RDC and no tax return of RDC has ever been audited by the Internal Revenue Service or any state taxing agency or authority. No tax liens have been filed against any assets of RDC. RDC is not a "personal holding company" within the meaning of Section 542 of the Code.

                           For the purposes of this Section , the terms "TAX"
and "TAXES" include all federal, state, local and foreign income, alternative or add-on minimum income, gains, franchise, excise, property, sales, use, employment, license, payroll, ad valorem, payroll, stamp, occupation, recording, value added or transfer taxes, governmental charges, fees, customs duties, levies or assessments (whether payable directly or by withholding), and, with respect to such taxes, any estimated tax, interest and penalties or additions to tax and interest on such penalties and additions to tax.

                  3.8 RDC Financial Statements. RDC has delivered to HNC as
Exhibit 3.8: (i) RDC's audited balance sheet as of December 31, 1995 and audited statement of operations, statement of cash flows and statement of shareholders' equity for the year ended December 31, 1995, and (ii) RDC's unaudited balance sheet as of May 31, 1996 (the "BALANCE SHEET"), and RDC's unaudited statement of operations for the five (5) month period ended May 31, 1996, and RDC's audited income statements and statements of cash flows for each of the years in the two-year period ended August 31, 1994 (all such financial statements of RDC are hereinafter collectively referred to as the "RDC FINANCIAL STATEMENTS"). The RDC Financial Statements (a) are in accordance with the books and records of RDC, (b) fairly present the financial condition of RDC at the dates therein indicated and the results of operations for the periods therein specified and (c) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis with prior periods. RDC has no material debt, liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, except for (i) those shown on the Balance Sheet, and (ii) those that may have been incurred after May 31, 1996, the date of the Balance Sheet (the "BALANCE SHEET DATE") in the ordinary course of RDC's business consistent with past practice, and that are not material in amount, either individually or collectively. All reserves established by RDC and set forth in the Balance Sheet are reasonably adequate. At the Balance Sheet Date, there were no material loss contingencies (as such term is used in Statement of Financial Accounting Standards No. 5 issued by the Financial Accounting Standards Board in March 1975) which are not adequately provided for in the Balance Sheet as required by said Statement No. 5.

                  3.9 Title to Properties. RDC has good and marketable title to all of its assets (including but not limited to those shown on the Balance Sheet), free and clear of all liens, mortgages, security interests, claims, charges, restrictions or encumbrances. All machinery, vehicles, equipment and other tangible personal property included in such assets and properties are in good condition and repair, normal wear and tear excepted, and all leases of real or personal property to which RDC is a party are fully effective and afford RDC peaceful and undisturbed possession of the real or personal property that is the subject of the lease. RDC is not in violation of any zoning, building, safety or environmental ordinance, regulation or requirement or other law or regulation applicable to the operation of owned or leased properties (the violation of which would have a material adverse effect on its business), nor has RDC received any notice of violation with which it has not complied. RDC does not own any real property.

                  3.10 Absence of Certain Changes. Since the Balance Sheet Date, there has not been with respect to RDC any:

                           (a) material adverse change in the condition
(financial or otherwise), properties, assets, liabilities, businesses, operations, results of operations or the prospects of RDC;

                           (b) amendments or changes in the Articles of
Incorporation or Bylaws of RDC;

                           (c) (i) incurrence, creation or assumption by RDC of
any mortgage, security interest, pledge, lien or other encumbrance on any of the assets or properties of RDC; (ii) any material obligation or liability or any indebtedness for borrowed money; or (iii) issuance or sale of any debt or equity securities of RDC or any options or other rights to acquire from RDC, directly or indirectly, any debt or equity securities of RDC;

                           (d) payment or discharge of a lien or liability
thereof which lien was not either shown on the Balance Sheet or incurred in the ordinary course of business after the Balance Sheet Date;

                           (e) purchase, license, sale or other disposition, or
any agreement or other arrangement for the purchase, license, sale or other disposition, of any of the assets, properties or goodwill of RDC other than in the ordinary course of business;

                           (f) damage, destruction or loss, whether or not
covered by insurance, having (or likely with the passage of time to have) a Material Adverse Effect on RDC;

                           (g) declaration, setting aside or payment of any
dividend on, or the making of any other distribution in respect of, the capital stock of RDC, any split, combination or recapitalization of the capital stock of RDC or any direct or indirect redemption, purchase or other acquisition of the capital stock of RDC or any change in any rights, preferences, privileges or restrictions of any outstanding security of RDC;

                           (h) change or increase in the compensation payable or
to become payable to any of the officers or employees of RDC, or any bonus or pension, insurance or other benefit payment or arrangement (including without limitation stock awards, stock appreciation rights or stock option grants) made to or with any of such officers, employees or agents except in connection with normal employee salary or performance reviews or otherwise in the ordinary course of business consistent with RDC's past practice;

                           (i) change with respect to the management,
supervisory or other key personnel of RDC;

                           (j) obligation or liability incurred by RDC to any of
its officers, directors or stockholders except normal compensation and expense allowances payable to officers in the ordinary course of business consistent with RDC's past practice;

                           (k) making of any loan, advance or capital
contribution to, or any investment in, any officer, director or stockholder of RDC;

                           (l) entering into, amendment of, relinquishment,
termination or non-renewal by RDC of any contract, lease, transaction, commitment or other right or obligation other than in the ordinary course of business or any written or oral indication or assertion by the other party thereto of problems with RDC's services or performance under such contract, lease, transaction, commitment or other right or obligation or its desire to so amend, relinquish, terminate or not renew any such contract, lease, transaction, commitment or other right or obligation;

                           (m) material change in the manner in which RDC
extends discounts or credits to customers or otherwise deals with its customers;

                           (n) entering into by RDC of any transaction, contract
or agreement or the conduct of business or operations other than in the ordinary course of business consistent with past practices;

                           (o) any transfer or grant of a right under any RDC IP
Rights (as defined in Section 3.13 below), other than those transferred or granted in the ordinary course of RDC's business consistent with RDC's past practice; or

                           (p) any agreement or arrangement made by RDC to take
any action which, if taken prior to the date of this Agreement, would have made any representation or warranty of RDC and the RDC Stockholders set forth in this Agreement untrue or incorrect as of the date when made.

                  3.11 Contracts and Commitments. Exhibit 3.11 sets forth a list of each of the following written or oral contracts, agreements, commitments or other instruments to which RDC is a party or to which it or any of its assets or properties is bound:

                           (a) consulting or similar agreement under which RDC
provides any advice or services to a customer of RDC;

                           (b) continuing contract for the future purchase,
sale, license, provision or manufacture of products, material, supplies, equipment or services requiring payment to or from RDC in an amount in excess of $25,000 per annum which is not terminable on 120 days' or less notice without cost or other liability to RDC or in which RDC has granted or received manufacturing rights, most favored customer pricing provisions or exclusive marketing rights relating to any product or services, group of products or services or territory;

                           (c) contract providing for the development of
software for RDC, or the license of software to RDC, which software is used or incorporated in any products currently distributed by RDC or services currently provided by RDC or is contemplated to be used or incorporated in any products to be distributed or services to be provided by RDC (other than software generally available to the public at a per copy license fee of less than $1,000 per copy);

                           (d) joint venture or partnership contract or
agreement or other agreement which has involved or is reasonably expected to involve a sharing of profits or losses in excess of $25,000 per annum with any other party;

                           (e) contract or commitment for the employment of any
officer, employee or consultant of RDC or any other type of contract or understanding with any officer, employee or consultant of RDC which is not immediately terminable by RDC without cost or other liability;

                           (f) indenture, mortgage, trust deed, promissory note,
loan agreement, guarantee or other agreement or commitment for the borrowing of money, for a line of credit or for a leasing transaction of a type required to be capitalized in accordance with Statement of Financial Accounting Standards No. 13 of the Financial Accounting Standards Board;

                           (g) lease or other agreement under which RDC is
lessee of or holds or operates any items of tangible personal property or real property owned by any third party and under which payments to such third party exceed $15,000 per annum;

                           (h) agreement or arrangement for the sale of any
assets, properties, services or rights having a value in excess of $10,000, other than in the ordinary course of business consistent with past practice;

                           (i) agreement which restricts RDC from engaging in
any aspect of its business or competing in any line of business in any geographic area;

                           (j) RDC IP Rights Agreement (as defined in Section
3.13 below);

                           (k) any agreement relating to the sale, issuance,
grant, exercise, award, purchase, repurchase or redemption of any shares of capital stock or other securities of RDC or any options, warrants or other rights to purchase or otherwise acquire any such shares of stock, other securities or options, warrants or other rights therefor; or

                           (l) contract with or commitment to any labor union;

                           (m) any other agreement, contract, commitment or
instrument that is material to the business of RDC or that involves a commitment by RDC in excess of $50,000.

                  A copy of each agreement or document required by this Section to be listed on Exhibit 3.11 (collectively, the "RDC MATERIAL AGREEMENTS") has been delivered to HNC's counsel. No consent or approval of any third party is required to ensure that, following the Effective Time, any RDC Material Agreement shall continue to be in full force and effect without any breach or violation thereof caused by virtue of the Merger or by any other transaction called for by this Agreement.

                  3.12 No Default. RDC is not in breach or default in under any RDC Material Agreement. RDC is not a party to any contract, agreement or arrangement which has had, or could reasonably be expected to have, a Material Adverse Effect on RDC. RDC does not have any material liability for renegotiation of government contracts or subcontracts, if any.

                  3.13 Intellectual Property.

                           3.13.1 RDC owns, or has the right to use, sell or
license all material Intellectual Property Rights (as defined below) necessary or required for the conduct of its business as presently conducted (such Intellectual Property Rights being hereinafter collectively referred to as the "RDC IP RIGHTS"), and such rights to use, sell or license are sufficient for such conduct of its business.

                           3.13.2 The execution, delivery and performance of
this Agreement, the Agreement of Merger and the consummation of the Merger and the other transactions contemplated hereby will not constitute a material breach of or default under any instrument, contract, license or other agreement governing any RDC IP Right (the "RDC IP RIGHTS AGREEMENTS"), will not cause the forfeiture or termination or give rise to a right of forfeiture or termination, of any RDC IP Right or materially impair the right of RDC or the Surviving Corporation to use, sell or license any RDC IP Right or portion thereof (except where such breach, forfeiture or termination would not have a Material Adverse Effect on RDC or the Surviving Corporation). There are no royalties, honoraria, fees or other payments payable by RDC to any person by reason of the ownership, use, license, sale or disposition of the RDC IP Rights.

                           3.13.3 Neither the manufacture, marketing, license,
sale, furnishing or intended use of any product or service currently licensed, utilized, sold, provided or furnished by RDC or currently under development by RDC violates any license or agreement between RDC and any third party or infringes any Intellectual Property Right of any other party; and there is no pending or, to the best knowledge of RDC, threatened claim or litigation contesting the validity, ownership or right to use, sell, license or dispose of any RDC IP Right nor, to the best knowledge of RDC, is there any basis for any such claim, nor has RDC received any notice asserting that any RDC IP Right or the proposed use, sale, license or disposition thereof conflicts or will conflict with the rights of any other party, nor, to the best knowledge of RDC, is there any basis for any such assertion. To the best knowledge of RDC, no employee of RDC is in violation of any term of any employment contract, patent disclosure agreement, noncompetition agreement, non-solicitation agreement or any other contract or agreement, or any restrictive covenant relating to the right of any such employee to be employed thereby, or to use trade secrets or proprietary information of others, and the employment of such employees does not subject RDC to any liability.

                           3.13.4 RDC has taken reasonable and practicable steps
designed to protect, preserve and maintain the secrecy and confidentiality of all material RDC IP Rights and all RDC's proprietary rights therein. All officers, employees and consultants of RDC having access to proprietary information have executed and delivered to RDC an agreement regarding the protection of such proprietary information and the assignment of inventions to RDC; and copies of the form of all such agreements have been delivered to HNC's counsel.

                           3.13.5 Exhibit 3.13 contains a list of all RDC IP
Rights and all worldwide applications, registrations, filings and other formal actions made or taken pursuant to federal, state and foreign laws by RDC to secure, perfect or protect its interest in RDC IP Rights, including, without limitation, all patents, patent applications, copyrights (whether or not registered), copyright applications, trademarks and service marks (whether or not registered) and trademark and service mark applications.

                           3.13.6 As used herein, the term "INTELLECTUAL
PROPERTY RIGHTS" means, collectively, all worldwide industrial and intellectual property rights, including, without limitation, patents, patent applications, patent rights, trademarks, trademark applications, trade dress rights, trade names, service marks, service mark applications, copyrights, copyright applications, mask work rights, franchises, licenses, inventions, trade secrets, know-how, customer lists, proprietary processes and formulae, software source and object code, algorithms, architecture, structure, display screens, layouts, inventions, development tools and all documentation and media constituting, describing or relating to the above, including, without limitation, manuals, memoranda and records.

                  3.14 Compliance with Laws. RDC has complied, and is now and at the Closing Date will be in compliance, in all material respects, with all applicable federal, state, local or foreign laws, ordinances, regulations, and rules, and all orders, writs, injunctions, awards, judgments, and decrees applicable to it or to its assets, properties, and business. RDC holds all permits, licenses and approvals from, and has made all filings with, third parties, including government agencies and authorities, that are necessary in connection with its present business.

                  3.15 Certain Transactions and Agreements. None of the officers, directors, employees or shareholders of RDC, nor any member of their immediate families, has any direct or indirect ownership interest in any firm or corporation that competes with, or does business with, or has any contractual arrangement with RDC (except with respect to any interest in less than one percent (1%) of the stock of any corporation whose stock is publicly traded); provided, that the foregoing representation is not made with respect to the following directors and shareholders of RDC: James Berglund, Robert Finzi, Enterprise Partners, Enterprise Partners II, L.P., Enterprise Partners II Associates, L.P., Sprout Capital VI, L.P., Sprout Growth, Ltd or DLJ Capital Corp. None of said officers, directors, employees or shareholders or any member of their immediate families, is directly or indirectly interested in any contract or informal arrangement with RDC, except for normal compensation for services as an officer, director or employee thereof that have been disclosed to HNC and except for agreements related to the purchase of RDC Stock by, or the grant of RDC Options to, such persons. None of said officers, directors, employees or shareholders or family members has any interest in any property, real or personal, tangible or intangible (including but not limited to any RDC IP Rights or any other Intellectual Property Rights) that is used in or that pertains to the business of RDC, except for the normal rights of a stockholder.

                  3.16 Employees, ERISA and Other Compliance.

                           3.16.1 RDC is in compliance in all material respects
with all applicable laws, agreements and contracts relating to employment, employment practices, wages, hours, and terms and conditions of employment, including, but not limited to, employee compensation matters. A list of all employees, officers and consultants of RDC and their current compensation is set forth on Exhibit 3.16.1, which has been delivered to HNC. RDC does not have any employment contracts or consulting agreements currently in effect that are not terminable at will

(other than agreements with the sole purpose of providing for the confidentiality of proprietary information or assignment of inventions).

                           3.16.2 RDC (i) has never been and is not now subject
to a union organizing effort, (ii) is not subject to any collective bargaining agreement with respect to any of its employees, (iii) is not subject to any other contract, written or oral, with any trade or labor union, employees' association or similar organization and (iv) does not have any current labor disputes. RDC has good labor relations, and has no knowledge of any facts indicating that the consummation of the transactions contemplated hereby will have a material adverse effect on such labor relations, and has no knowledge that any of its key employees intends to leave its employ.

                           3.16.3 RDC has no pension plan which constitutes, or
has since the enactment of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") constituted, a "multiemployer plan" as defined in Section 3(37) of ERISA. No RDC pension plans are subject to Title IV of ERISA.

                           3.16.4 Exhibit 3.16.4 lists each employment,
severance or other similar contract, arrangement or policy, each "employee benefit plan" as defined in Section 3(3) of ERISA and each plan or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements), workers' benefits, vacation benefits, severance benefits, disability benefits, death benefits, hospitalization benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits for employees, consultants or directors which is entered into, maintained or contributed to by RDC and covers any employee or former employee of RDC. Such contracts, plans and arrangements as are described in this Section 3.16.4 are hereinafter collectively referred to as the "RDC BENEFIT ARRANGEMENTS." Each RDC Benefit Arrangement has been maintained in compliance in all material respects with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations that are applicable to such RDC Benefit Arrangement. RDC has delivered to HNC or its counsel a complete and correct copy or description of each RDC Benefit Arrangement.

                           3.16.5 There has been no amendment to, written
interpretation or announcement (whether or not written) by RDC relating to, or change in employee participation or coverage under, any RDC Benefit Arrangement that would increase materially the expense of maintaining such RDC Benefit Arrangement above the level of the expense incurred in respect thereof for RDC's fiscal year ended December 31, 1995.

                           3.16.6 The group health plans (as defined in Section
4980B(g) of the Code) that benefit employees of RDC are in compliance, in all material respects, with the continuation coverage requirements of Section 4980B of the Code as such requirements affect RDC and its employees. As of the Closing Date, there will be no material outstanding, uncorrected violations under the Consolidation Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), with respect to any of the RDC Benefit Arrangements, covered employees, or qualified beneficiaries that could result in a Material Adverse Effect on RDC, or in a material adverse effect on the business, operations or financial condition of HNC as its successor.

                           3.16.7 No benefit payable or which may become payable
by RDC pursuant to any RDC Benefit Arrangement or as a result of or arising under this Agreement or the Agreement of Merger shall constitute an "excess parachute payment" (as defined in Section 280G(b)(1) of the Code) which is subject to the imposition of an excise Tax under Section 4999 of the Code or which would not be deductible by reason of Section 280G of the Code. RDC is not a party to any (a) agreement (other than as described in (b) below) with any executive officer or other key employee thereof (i) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving RDC in the nature of any of the transactions contemplated by this Agreement and the Agreement of Merger, (ii) providing any term of employment or compensation guarantee, or (iii) providing severance benefits or other benefits after the termination of employment of such employee regardless of the reason for such termination of employment, or (b) agreement or plan, including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be materially increased, or the vesting of benefits of which will be materially accelerated, by the occurrence of any of the transactions contemplated by this Agreement and the Agreement of Merger or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement and the Agreement of Merger.

                  3.17 Corporate Documents. RDC has made available to HNC for examination all documents and information listed in the RDC Disclosure Letter or other Exhibits called for by this Agreement which have been requested by HNC's legal counsel, including, without limitation, the following: (a) copies of RDC's Articles of Incorporation and Bylaws as currently in effect; (b) RDC's Minute Book containing all records of all proceedings, consents, actions, and meetings of RDC's stockholders, board of directors and any committees thereof; (c) RDC's stock ledger and journal reflecting all stock issuances and transfers; (d) all permits, orders, and consents issued by any regulatory agency with respect to RDC, or any securities of RDC, and all applications for such permits, orders, and consents; and (e) all agreements of RDC required to be listed in Exhibit 3.11.

                  3.18 No Brokers. Neither RDC nor any affiliate of RDC is obligated for the payment of any fees or expenses of any investment banker, broker or finder in connection with the origin, negotiation or execution of this Agreement or the Agreement of Merger or in connection with any transaction contemplated hereby or thereby.

                  3.19     Books and Records.

                           3.19.1 The books, records and accounts of RDC (a) are
in all material respects true, complete and correct, (b) have been maintained in accordance with good business practices on a basis consistent with prior years,
(c) are stated in reasonable detail and accurately and fairly reflect the transactions and dispositions of the assets of RDC, and
(d) accurately and fairly reflect the basis for the RDC Financial Statements.

                           3.19.2 RDC has devised and maintains a system of
internal accounting controls sufficient to provide reasonable assurances that:
(a) transactions are executed in accordance with management's general or specific authorization; (b) transactions are recorded as necessary (i) to permit preparation of financial statements in conformity with generally accepted accounting principles or any other criteria applicable to such statements, and
(ii) to maintain accountability for assets; and (c) the amount recorded for assets on the books and records of RDC is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

                  3.20 Insurance. RDC maintains, and at all times during the prior three years has maintained, fire and casualty, general liability, business interruption, product liability, errors and omissions, and sprinkler and water damage insurance in amounts which RDC believes to be reasonably prudent and customary for similarly sized and similarly situated businesses.

                  3.21 Environmental Matters.

                           3.21.1 During the period that RDC has leased or owned
its respective properties or owned or operated any facilities, there have been no disposals, releases or threatened releases of Hazardous Materials (as defined below) on, from or under such properties or facilities that resulted from any act or omission of RDC or any of its employees, agents or invitees. RDC has no knowledge of any presence, disposals, releases or threatened releases of Hazardous Materials on, from or under any of such properties or facilities, which may have occurred prior to RDC having taken possession of any of such properties or facilities. For the purposes of this Agreement, the terms "DISPOSAL," "RELEASE," and "THREATENED RELEASE" shall have the definitions assigned thereto by the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601 et seq., as amended ("CERCLA"). For the purposes of this Agreement "HAZARDOUS MATERIALS" shall mean any hazardous or toxic substance, material or waste which is or becomes prior to the Closing regulated under, or defined as a "hazardous substance," "pollutant," "contaminant," "toxic chemical," "hazardous materials," "toxic substance" or "hazardous chemical" under (a) CERCLA; (b) any similar federal, state or local law; or (c) regulations promulgated under any of the above laws or statutes.

                           3.21.2 None of the properties or facilities of RDC is
in violation of any federal, state or local law, ordinance, regulation or order relating to industrial hygiene or to the environmental conditions on, under or about such properties or facilities, including, but not limited to, soil and ground water condition. During the time that RDC has owned or leased its properties and facilities, neither RDC nor, to RDC's knowledge, any third party, has used, generated, manufactured or stored on, under or about such properties or facilities or transported to or from such properties or facilities any Hazardous Materials, other than RDC's lawful use of standard office supplies customarily used in office environments that contain legally permitted amounts of Hazardous Materials.

                           3.21.3 During the time that RDC has owned or leased
its properties and facilities, there has been no litigation brought or threatened against RDC, or, to the best knowledge of RDC, against any lessor or owner of real property leased by RDC or any settlement reached by RDC with, any party or parties alleging the presence, disposal, release or threatened release of any Hazardous Materials on, from or under any of such properties or facilities.

                  3.22 Disclosure. Neither this Agreement, its exhibits and schedules, nor any of the certificates or documents to be delivered by RDC to HNC under this Agreement, taken together, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which such statements were made, not misleading.

         4.       REPRESENTATIONS AND WARRANTIES OF HNC

                  HNC hereby represents and warrants, that, except as set forth in a letter addressed to RDC dated the Agreement Date and delivered by HNC to RDC concurrently herewith (the "HNC DISCLOSURE LETTER"), each of the following representations and statements in this Section 4 are true and correct:

                  4.1 Organization and Good Standing. HNC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as proposed to be conducted. Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and will have the corporate power and authority to own, operate and lease its properties and to carry on its business as proposed to be conducted.

                  4.2 Power, Authorization and Validity.

                           4.2.1 HNC has the right, power and authority to enter
into, execute and perform its obligations under this Agreement and the HNC Ancillary Agreements. The execution, delivery and performance of this Agreement and the HNC Ancillary Agreements by HNC have been duly and validly approved and authorized by HNC's Board of Directors. Sub has the right, power and authority to execute, deliver and perform its obligations under this Agreement, and upon approval of the Merger and the Agreement of Merger by Sub's sole stockholder, Sub will have the right, power and authority to execute, deliver and perform the Agreement of Merger and all other Sub Ancillary Agreements. The execution, delivery and performance of this Agreement, the Agreement of Merger and all other Sub Ancillary Agreements by Sub have been duly and validly approved and authorized by Sub's Board of Directors.

                           4.2.2 No filing, authorization, consent, approval or
order, governmental or otherwise, is necessary or required to enable HNC to enter into, and to perform its obligations under, this Agreement and the HNC Ancillary Agreements, except for (a) the filing of the

Agreement of Merger (or the Certificate of Merger) with the Delaware Secretary of State, (b) the filing of the Agreement of Merger (and related officers' certificates) with the California Secretary of State, (c) the filing of appropriate documents with the relevant authorities of other states in which HNC is qualified to do business, if any, and (d) the filing of the Permit Application with the Department and the issuance of the Permit, and such other filings, if any, as may be required to comply with federal and state securities laws. No filing, authorization, consent, approval or order, governmental or otherwise, is necessary or required to enable Sub to enter into, and to perform its obligations under, this Agreement and the Sub Ancillary Agreements, except for (a) the filing of the Agreement of Merger (or the Certificate of Merger) with the Delaware Secretary of State, (b) the filing of the Agreement of Merger (and related officers' certificates) with the California Secretary of State, (c) the filing of appropriate documents with the relevant authorities of other states in which Sub is qualified to do business, if any, and (d) such filings as may be required to comply with federal and state securities laws.

                           4.2.3 This Agreement and the HNC Ancillary Agreements
are, or when executed by HNC will be, valid and binding obligations of HNC, enforceable in accordance with their respective terms, except as to the effect, if any, of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (b) rules of law governing specific performance, injunctive relief and other equitable remedies. This Agreement and the Sub Ancillary Agreements are, or when executed by Sub will be, valid and binding obligations of Sub, enforceable in accordance with their respective terms, except as to the effect, if any, of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

                  4.3      Capital Structure.

                           4.3.1 Stock. The authorized capital stock of HNC
consists of 50,000,000 shares of HNC Common Stock, $0.001 par value per share, and 4,000,000 shares of Preferred Stock, $0.001 par value per share (the "HNC PREFERRED STOCK"). At the close of business on July 18, 1996, 15,464,607 shares of HNC Common Stock were issued and outstanding. No shares of HNC Preferred Stock are issued or outstanding. All outstanding shares of HNC Common Stock are validly issued, fully paid and nonassessable and not subject to preemptive rights. As of the date hereof, the authorized capital stock of Sub consists of 1,000 shares of Common Stock, $0.001 par value per share, of which 100 shares are validly issued, fully paid and nonassessable and owned by HNC.

                           4.3.2 Options. A total of 2,050,000 shares of HNC
Common Stock are currently reserved for issuance under HNC's 1987 Stock Option Plan, HNC's 1995 Equity Incentive Plan, HNC's 1995 Directors Stock Option Plan and HNC's 1995 Employee Stock Purchase Plan, of which, as of July 19, 1996, 1,176,893 shares had been previously issued and were outstanding.

                           4.3.3 No Other Commitments. Except for the HNC stock
options (whether granted or ungranted) described in Section 4.3.2 above and rights of HNC employees to subscribe for shares of HNC Common Stock under the HNC 1995 Employee Stock Purchase

Plan, as of the Agreement Date, there are no options, warrants, convertible or other securities, calls, commitments, conversion privileges or preemptive or other rights or agreements of any character to which HNC is a party or by which HNC is bound obligating HNC to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock of HNC or securities convertible into or exchangeable for shares of capital stock of HNC, or obligating HNC to grant, extend or enter into any such option, warrant, call, right, commitment, conversion right or agreement.

                  4.4 No Violation of Material Agreements. Neither the execution and delivery of this Agreement nor any HNC Ancillary Agreement, nor the consummation of the transactions contemplated hereby, will conflict with, or (with or without notice or lapse of time, or both) result in: (a) a termination, breach, impairment or violation of (i) any provision of the Certificate of Incorporation or Bylaws of HNC, as currently in effect or (ii) any federal, state, local or foreign judgment, writ, decree, order, statute, rule or regulation to which HNC or its assets or properties is subject; or (b) a termination, or a material breach, impairment or violation, of any material instrument or contract to which HNC is a party or by which HNC or its properties are bound. HNC is not required to obtain the consent of any third party to consummate the Merger, except for (i) the Permit from the Department and (ii) Silicon Valley Bank.

                  4.5 Disclosure. HNC has made available to RDC a disclosure package consisting of HNC's Prospectus dated December 14, 1995 covering the public offering of 1,500,000 shares of HNC Common Stock and all Forms 10-Q and 10-K filed by HNC with the SEC on or before the Agreement Date (the "HNC DISCLOSURE PACKAGE"). As of their respective filing dates, documents filed by HNC with the SEC and included in the HNC Disclosure Package complied in all material respects with the requirements of the 1933 Act or the 1934 Act, as the case may be. The HNC Disclosure Package, this Agreement, the exhibits and schedules hereto, and any certificates or documents to be delivered to RDC pursuant to this Agreement, when taken together, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which such statements were made, not misleading.

                  4.6 Validity of Shares. The shares of HNC Common Stock to be issued pursuant to the Merger shall, when issued: (a) be duly authorized, validly issued, fully paid and nonassessable and free of liens and encumbrances created by HNC, and (b) assuming the Permit is issued by the Department following, and pursuant to, the Fairness Hearing so as to qualify for the exemption from registration afforded by Section 3(a)(10) of the 1933 Act, be free and clear of any transfer restrictions, liens and encumbrances except for applicable securities law restrictions on transfer under Rule 145(d) promulgated under the 1933 Act, under applicable "blue sky" state securities laws and under any RDC Affiliate Agreement to be executed pursuant to this Agreement.

                  4.7 HNC Financial Statements. The financial statements of HNC included in the HNC Disclosure Package (the "HNC FINANCIAL STATEMENTS") comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles consistently applied (except as may be permitted in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and fairly present the consolidated financial position of HNC at the dates thereof and the consolidated results of its operations and changes in financial position for the periods then ended (subject, in the case of unaudited statements, to normal, recurring audit adjustments). There has been no change in HNC accounting policies or estimates except as described in the HNC Financial Statements.

                  4.8 No Material Adverse Change. Since the date of HNC's Report on Form 10-Q for its fiscal quarter ended March 31, 1996, there has not been any event or occurrence which would have a material adverse effect on business, operations or financial condition of HNC and its subsidiary, taken as a whole.

                  4.9 No Violation of Existing Agreements. Neither HNC nor any subsidiary of HNC is, or has received notice that it would be with the passage of time, (i) in violation of any provision of the Certificate of Incorporation or Bylaws of HNC (or of any such subsidiary of HNC); or (ii) in default or violation of any material term, condition or provision of (A) any material judgment, decree, order, injunction or stipulation applicable to HNC (or any subsidiary of HNC) or (B) any material agreement, note, mortgage, indenture, contract, lease or instrument, permit, concession, franchise or license filed as an exhibit to a document filed with the SEC and included in the HNC Disclosure Package, which default or violation would have a material adverse effect on the business, operations or financial condition of HNC and its subsidiary, taken as a whole.

         5.       RDC COVENANTS

                  During the period from the Agreement Date until the earlier to occur of (i) the Effective Time or (ii) the termination of this Agreement in accordance with Section 10, RDC covenants and agrees with HNC as follows:

                  5.1 Advice of Changes. RDC will promptly advise HNC in writing
(a) of any event occurring subsequent to the date of this Agreement that would render any representation or warranty of RDC contained in Section 3 of this Agreement, if made on or as of the date of such event or the Closing Date, untrue or inaccurate in any material respect and (b) of any material adverse change in RDC's business, results of operations or financial condition. RDC shall deliver to HNC within fifteen (15) days after the end of each monthly accounting period ending after the Agreement Date and before the Closing Date, an unaudited balance sheet and statement of operations, which financial statements shall be prepared in the ordinary course of business, in accordance with RDC's books and records and generally accepted accounting principles and shall fairly present the financial position of RDC as of their respective dates and the results of RDC's operations for the periods then ended.

                  5.2 Maintenance of Business. RDC will carry on and preserve its business and its relationships with customers, suppliers, employees and others in substantially the same manner as it has prior to the date hereof. If RDC becomes aware of a material deterioration in the relationship with any customer, supplier or key employee, it will promptly bring such information to the attention of HNC in writing and, if requested by HNC, will exert its best efforts to restore the relationship.

                  5.3 Conduct of Business. RDC will continue to conduct its business and maintain its business relationships in the ordinary and usual course and will not, without the prior written consent of the Chief Executive Officer of HNC:

                           (a) borrow or lend any money other than advances to
employees for travel and expenses that are incurred in the ordinary course of RDC's business consistent with RDC's past practice;

                           (b) enter into any transaction or agreement not in
the ordinary course of RDC's business consistent with RDC's past practice;

                           (c) encumber or permit to be encumbered any of its
assets;

                           (d) sell, transfer or dispose of any of its assets
except in the ordinary course of RDC's business consistent with RDC's past practice;

                           (e) enter into any material lease or contract for the
purchase or sale of any property, whether real or personal, tangible or intangible;

                           (f) pay any bonus, increased salary or special
remuneration to any officer, employee or consultant (except for normal salary increases consistent with past practices not to exceed 5% of such officer's, employee's or consultant's base annual compensation, except pursuant to existing arrangements previously disclosed to and approved in writing by HNC) or enter into any new employment or consulting agreement with any such person;

                           (g) change any of its accounting methods;

                           (h) declare, set aside or pay any cash or stock
dividend or other distribution in respect of capital stock, redeem, repurchase or otherwise acquire any of its capital stock or other securities, pay or distribute any cash or property to any RDC stockholder or securityholder or make any other cash payment to any shareholder or securityholders of RDC that is unusual, extraordinary, or not made in the ordinary course of RDC's business consistent with RDC's past practice;

                           (i) amend or terminate any contract, agreement or
license to which it is a party except those amended or terminated in the ordinary course of RDC's business, consistent with RDC's past practice, and which are not material in amount or effect;

                           (j) guarantee or act as a surety for any obligation
of any third party;

                           (k) waive or release any material right or claim
except in the ordinary course of business, consistent with past practice or agree to any audit assessment by any tax authority or file any federal or state income or franchise tax return unless copies of such returns have been delivered to HNC for its review prior to filing;

                           (l) issue, sell, create or authorize any shares of
its capital stock of any class or series or any other of its securities, or issue, grant or create any warrants, obligations, subscriptions, options, convertible securities, or other commitments to issue shares of its capital stock or securities ultimately exchangeable for, or convertible into, shares of its capital stock; provided, however, that notwithstanding the foregoing RDC may: (1) issue shares of RDC Common Stock issuable upon the exercise of RDC Options that are outstanding on the Agreement Date in accordance with their terms as now in effect; and (2) issue up to 7,000 shares of RDC Series A Preferred Stock upon exercise of the SVB Warrant in accordance with its terms and up to 9,174 shares of RDC Series B Preferred Stock upon exercise of the LINC Warrant in accordance with its terms;

                           (m) subdivide or split or combine or reverse split
the outstanding shares of its capital stock of any class or enter into any recapitalization affecting the number of outstanding shares of its capital stock of any class or affecting any other of its securities;

                           (n) merge, consolidate or reorganize with, or
acquire, any entity or enter into any negotiations, discussions or agreement for such purpose;

                           (o) amend its Articles of Incorporation or Bylaws;

                           (p) license any of its technology or intellectual
property except in the ordinary course of business consistent with past practice;

                           (q) change any insurance coverage or issue any
certificates of insurance;

                           (r) agree to any audit assessment by any tax
authority or file any federal or state income or franchise tax return unless copies of such returns have first been delivered to HNC for its review prior to filing; or

                           (s) modify or change the exercise or conversion
rights or exercise or purchase prices of any RDC Stock, RDC Options, warrants or other RDC securities, or accelerate or otherwise modify the (i) the right to exercise any option, warrant or other right to purchase any RDC stock or other securities or (ii) the vesting or release of any shares of RDC capital stock or other securities of RDC from any repurchase options or rights of refusal held by RDC or any other party or any other restrictions unless such accelerations/modifications are expressly required and mandated by the terms of a formal written agreement or plan that was entered into prior to the execution of the Plan by HNC and RDC.

                           (t) purchase or otherwise acquire, or sell or
otherwise dispose of: (i) any shares of HNC Common Stock or other HNC securities or (ii) any securities whose value is derived from or determined with reference to, in whole or in part, the value of HNC stock or other HNC securities.

                           (u) agree to do any of the things described in the
preceding clauses 5.3(a) through 5.3(t).

                  5.4 Stockholder Approval. RDC will hold a special meeting of its stockholders or will solicit the written consent of its stockholders (such RDC stockholders' meeting or the solicitation of the written consent of the shareholders of RDC is hereinafter referred to as the "RDC STOCKHOLDER VOTE") at the earliest practicable date after the conclusion of the Fairness Hearing by the Department to submit this Agreement, the Agreement of Merger, the Merger and related matters for the consideration and approval of the stockholders of RDC, which approval will be recommended by RDC's Board of Directors. Such meeting or action by written consent will be called, held and conducted, and any proxies or written consents will be solicited, in compliance with RDC's Bylaws and with applicable California law.

                  5.5 Preparation of Permit Application, Hearing Request and Hearing Notice. As promptly as practicable after the Agreement Date, RDC shall cooperate with HNC to prepare and file with the Commissioner the Permit Application, Hearing Request and Hearing Notice, Information Statement and any other documents required by the California Law in connection with the Permit Application and the Merger. RDC will be solely responsible for any statement, information or omission in the Permit Application (and the exhibits thereto) relating to it or its affiliates. RDC will not provide or publish to its stockholders any material concerning it or its affiliates that violates the 1933 Act or Securities Exchange Act of 1934, as amended, with respect to the transactions contemplated hereby. RDC will use its best efforts to cooperate with HNC to have the Permit declared effective under the California Law as promptly as practicable after such filing. RDC shall cause at least one executive officer of RDC and RDC's legal counsel to attend the Fairness Hearing.

                  5.6 Regulatory Approvals. RDC will promptly execute and file, or join in the execution and filing, of any application or other document that may be necessary in order to obtain the authorization, approval or consent of any governmental body, federal, state, local or foreign, which may be reasonably required, or which HNC may reasonably request, in connection with the consummation of the transactions contemplated by this Agreement. RDC will use its best efforts to obtain, and to cooperate with HNC to promptly obtain, all such authorizations, approvals and consents.

                  5.7 Necessary Consents. RDC will use its best efforts to obtain such written consents and take such other actions as may be necessary or appropriate in addition to those set forth in Sections 5.5 and 5.6 to allow the consummation of the transactions contemplated hereby and to allow HNC to carry on RDC's business after the Effective Time.

                  5.8 Litigation. RDC will notify HNC in writing promptly after learning of any material action, suit, arbitration, mediation, proceeding or investigation by or before any court, arbitrator or arbitration panel, board or governmental agency, initiated by or against it, or known by it to be threatened against it.

                  5.9 No Other Negotiations. From the Agreement Date until the earlier of termination of this Agreement in accordance with Section 10 or consummation of the Merger, RDC will not, and will not authorize, encourage or permit any officer, director, employee, stockholder or affiliate of RDC, or any other person, on its or their behalf to, directly or indirectly, solicit or encourage any offer from any party or consider any inquiries or proposals received from any other party, participate in any negotiations regarding, or furnish to any person any information with respect to, or otherwise cooperate with, facilitate or encourage any effort or attempt by any person (other than HNC), concerning any agreement or transaction regarding the possible disposition of all or any substantial portion of RDC's business, assets or capital stock by merger, consolidation, sale of assets, sale of stock, tender offer or any other form of business combination ("ALTERNATIVE TRANSACTION"). RDC will promptly notify HNC orally and in writing of any such inquiries or proposals. In addition, RDC shall not execute, enter into or become bound by (a) any letter of intent or agreement or commitment between RDC and any third party that is related to an Alternative Transaction or (b) any agreement or commitment between RDC and a third party providing for an Alternative Transaction.

                  5.10 Access to Information. Until the Closing, RDC will allow HNC and its agents reasonable access to the files, books, records and offices of RDC, including, without limitation, any and all information relating to RDC's taxes, commitments, contracts, leases, licenses, and real, personal and intangible property and financial condition, subject to the terms of the Mutual Nondisclosure Agreement between RDC and HNC dated as of May 31, 1996 (the "CONFIDENTIALITY AGREEMENT"). RDC will cause its accountants to cooperate with HNC and its agents in making available all financial information reasonably requested, including without limitation the right to examine all working papers pertaining to all financial statements prepared or audited by such accountants.

                  5.11 Satisfaction of Conditions Precedent. RDC will use its best efforts to satisfy or cause to be satisfied all the conditions precedent which are set forth in Section 9, and RDC will use its best efforts to cause the transactions contemplated by this Agreement to be consummated; and, without limiting the generality of the foregoing, to obtain all consents and authorizations of third parties and to make all filings with, and give all notices to, third parties that may be necessary or reasonably required on its part in order to effect the transactions contemplated hereby. In particular, RDC will use its best efforts to cause the Merger to become effective in accordance with this Agreement by August 30, 1996.

                  5.12 RDC Affiliates Agreement. Concurrently with the execution of this Agreement, RDC shall deliver to HNC a letter identifying all RDC's directors, executive officers, ten percent or greater shareholders (and affiliates of such persons who are RDC stockholders) and all persons or entities who are "affiliates" of RDC within the meaning of Rule 145 or Rule 405 under the 1933 Act at the time this Agreement is executed ("RDC AFFILIATES").

RDC will use its best efforts to cause each RDC Affiliate to execute and deliver to HNC, as promptly as practicable after RDC's signing of this Agreement, an Affiliates Agreement in substantially the form of Exhibit 5.12 (the "RDC AFFILIATE AGREEMENT"). In addition, RDC shall use its best efforts to cause each person or entity who may become a RDC Affiliate after the Agreement Date and before the Effective Time to execute and deliver a RDC Affiliate Agreement to HNC promptly after such person or entity becomes a RDC Affiliate.

                  5.13 Blue Sky Laws. RDC shall use its best efforts to assist HNC to the extent necessary to comply with the securities and Blue Sky laws of all jurisdictions which are applicable in connection with the Merger.

                  5.14 Pooling. Following the Agreement Date, RDC shall not take any action if, prior to taking such action, RDC has been informed by HNC or its accountants that, in the opinion of HNC's accountants, taking such action may preclude HNC from accounting for the Merger as a "pooling of interests" for accounting purposes and HNC or its accountants promptly give RDC a writing that states in reasonable detail the action that HNC or its accountants request RDC not to take. RDC shall cooperate with HNC to cause the business combination to be effected by the Merger to be accounted for as a pooling of interests for accounting purposes.

                  5.15 Certain Investments, Agreements. RDC does not own, and shall not make any purchase or other acquisition of, or investment in, any shares of HNC Common Stock or other securities of HNC. RDC shall not enter into any agreement with any holders of HNC shares calling for either RDC or HNC to retire or reacquire all or part of the HNC shares to be issued pursuant to the Merger. RDC shall not enter into any financial arrangements for the benefit of any RDC shareholder which, in effect, would negate the exchange of equity securities contemplated under this Agreement, including without limitation, any loan or other financial arrangement at abnormally low interest rates, or any guarantee of loans secured by HNC shares to be issued pursuant to the Merger.

                  5.16 RDC Dissenting Shares. As promptly as practicable after the date of the RDC Shareholder Vote and prior to the Closing Date, RDC shall furnish HNC with the name and address of each holder (or potential holder) of any RDC Dissenting Shares (if any) and the number of RDC Dissenting Shares (or potential RDC Dissenting Shares) owned by each such holder.

                  5.17 Termination of Registration and Voting Rights. All registration rights agreements and voting agreements applicable to or affecting any outstanding shares or other securities of RDC shall be duly terminated and canceled by no later than the Effective Time.

                  5.18 Invention Assignment and Confidentiality Agreements. RDC shall obtain from each employee and consultant of RDC who has had access to any software, technology or copyrightable, patentable or other proprietary works owned or developed by RDC, or to any other confidential or proprietary information of RDC or its clients, an invention assignment and confidentiality agreement in a form reasonably acceptable to HNC duly executed by such employee or consultant and delivered to RDC.

                  5.19 Non-Competition and Employment Agreements. RDC shall use its best efforts to cause each of the RDC employees referred to in Section 9.11 and 9.12, respectively, to execute and deliver to HNC at the Closing a Non-Competition Agreement in the form attached hereto as Exhibit 9.11 (the "NON-COMPETITION AGREEMENT") and an Employment Agreement in the form attached hereto as Exhibit 9.12 (the "EMPLOYMENT AGREEMENT"), respectively.

                  5.20 Closing of Merger. RDC shall not refuse to effect the Merger if, on or before the Closing Date, all the conditions precedent to RDC's obligations to effect the Merger under Section 8 hereof have been satisfied or waived by RDC.

                  5.21 Subsequent Amendment of Disclosure Letter. RDC shall have the right, prior to the Closing, to deliver to HNC a written amendment or amendments to the applicable sections of the RDC Disclosure Letter that discloses only RDC Permitted Matters (as defined below), unless HNC otherwise consents in writing. "RDC PERMITTED MATTERS" means facts, events, transactions or other matters involving RDC that arose or occurred on or before the Agreement Date other than any facts, events, transactions, actions or other matters that:
(a) have, or are likely to have (whether individually or in the aggregate) a Material Adverse Effect on RDC; (b) involve or relate to any claim, suit, demand, litigation, arbitration or similar dispute involving RDC or any its officers, directors, employees, agents, shareholders or contractors (including without limitation any claim challenging the validity of this Agreement, asserting that RDC's entering into this Agreement or consummating the Merger would breach or violate any agreement or commitment of RDC or attempting to enjoin the Merger); (c) concern any debt, obligation or liability of RDC in the amount of $100,000 or more that arose or existed on or before the Agreement Date or that arose or was incurred after the Agreement Date other than in the ordinary course of RDC's business consistent with RDC's past practices; (d) involve the loss or impairment of any RDC IP Right or the infringement by RDC or any of its officers, employees, agents or contractors of any intellectual property right of any third party; or (f) involve the disclosure of any material agreement of RDC that was in effect on or before the Agreement Date. To the extent that any such amendment to the RDC Disclosure Letter discloses an RDC Permitted Matter, such amendment shall be accepted by HNC and the relevant Section of the RDC Disclosure Letter shall be amended accordingly. If any such amendment to the RDC Disclosure Letter discloses a matter other than an RDC Permitted Matter, such amendment may be rejected by HNC, in which event (i) RDC may terminate this Agreement by giving HNC five (5) days' advance written notice of termination, unless HNC agrees to accept such amendment within such five (5) day period; or (ii) HNC may terminate this Agreement by giving RDC five (5) days' advance written notice of termination. Notwithstanding the foregoing, RDC hereby represents and warrants that it has used all reasonable efforts to have accurately completed the RDC Disclosure Letter delivered to HNC prior to execution of this Agreement.

         6.       HNC COVENANTS

                  During the period from the Agreement Date until the earlier to occur of (i) the Effective Time or (ii) the termination of this Agreement in accordance with Section 10, HNC covenants and agrees as follows:

                  6.1 Advice of Changes. HNC will promptly advise RDC in writing
(a) of any event occurring subsequent to the date of this Agreement that would render any representation or warranty of HNC contained in this Agreement, if made on or as of the date of such event or the Closing Date, untrue or inaccurate in any material respect and (b) of any material adverse change in HNC's business, results of operations or financial condition.

                  6.2 Regulatory Approvals. HNC will execute and file, or join in the execution and filing, of any application or other document that may be necessary in order to obtain the authorization, approval or consent of any governmental body, federal, state, local or foreign, which may be reasonably required, or which RDC may reasonably request, in connection with the consummation of the transactions contemplated by this Agreement in accordance with the terms of this Agreement. HNC will use its best efforts to obtain all such authorizations, approvals and consents.

                  6.3 Satisfaction of Conditions Precedent. HNC will use its best efforts to satisfy or cause to be satisfied all the conditions precedent which are set forth in Section 8, and HNC will use its best efforts to cause the transactions contemplated by this Agreement to be consummated in accordance with the terms of this Agreement, and, without limiting the generality of the foregoing, to obtain all consents and authorizations of third parties and to make all filings with, and give all notices to, third parties that may be necessary or reasonably required on its part in order to effect the transactions contemplated hereby. In particular, HNC will use its best efforts to cause the Merger to become effective in accordance with this Agreement by August 30, 1996.

                  6.4 Preparation of Permit Application, Hearing Request and Hearing Notice. As promptly as reasonably practicable after the date hereof, HNC, with RDC's assistance, shall prepare and file with the Department the Permit Application, a request for a Fairness Hearing and any other documents required by the California Law in connection with such Permit Application. HNC will be solely responsible for any statement, information or omission in the Permit Application (and the exhibits thereto) relating to HNC or its affiliates. HNC, with RDC's assistance, shall participate in the Fairness Hearing and use its best efforts to have the Permit declared effective under the California Law as promptly as practicable after such filing. HNC shall cause at least one officer of HNC and HNC's legal counsel to attend the Fairness Hearing.

                  6.5 Blue Sky Laws. HNC shall take such steps as may be necessary to comply with the securities and Blue Sky laws of all jurisdictions which are applicable in connection with the Merger.

                  6.6 Nasdaq National Market Listing. HNC shall cause the shares of HNC Common Stock issuable to the RDC Stockholders in the Merger, including shares of HNC

Common Stock issuable upon exercise of HNC Options to be authorized for listing on the Nasdaq National Market, subject to official notice of issuance.

                  6.7 Subsequent Amendment of Disclosure Letter. HNC shall have the right, prior to the Closing, to deliver to RDC a written amendment or amendments to the applicable sections of the HNC Disclosure Letter that discloses only HNC Permitted Matters (as defined below), unless RDC otherwise consents in writing. "HNC PERMITTED MATTERS" means facts, events, transactions or other matters involving HNC that arose or occurred on or before the Agreement Date other than any facts, events, transactions, actions or other matters that have, or are likely to have (whether individually or in the aggregate) a material adverse effect on HNC's business and financial condition, taken as a whole. To the extent that any such amendment to the HNC Disclosure Letter discloses an HNC Permitted Matter, such amendment shall be accepted by RDC and the relevant Section of the HNC Disclosure Letter shall be amended accordingly. If any such amendment to the HNC Disclosure Letter discloses a matter other than an HNC Permitted Matter, such amendment may be rejected by RDC, in which event
(i) HNC may terminate this Agreement by giving RDC five (5) days advance written notice of termination, unless RDC agrees to accept such amendment within such five (5) day period; or (ii) RDC may terminate this Agreement by giving HNC five
(5) days' advance written notice of termination. Notwithstanding the foregoing, HNC hereby represents and warrants that it has used all reasonable efforts to have accurately completed the HNC Disclosure Letter delivered to RDC prior to execution of this Agreement.

                  6.8 Continuation of E&O Insurance. If the Merger is successfully consummated pursuant to this Agreement, HNC agrees that, during the Escrow Period, HNC will maintain in effect RDC's errors and omissions insurance policies that are in effect immediately prior to the Effective Time or will amend HNC's existing errors' and omissions insurance policies so as to provide coverage under such HNC insurance policies that will apply to the activities and operations of RDC that occurred prior to the Effective Time.

                  6.9 SVB Guarantees. If the Merger is successfully consummated pursuant to this Agreement, HNC will use reasonable efforts to cause Silicon Valley Bank ("SVB") to release any guarantees of indebtedness of RDC to SVB ("SVB GUARANTEES") that may have been given by RDC directors, officers, employees or shareholders (the "GUARANTORS") prior to the Agreement Date; provided, however, that the foregoing covenant shall not obligate HNC to cause any indebtedness of RDC to SVB to be prepaid, or to accept any adverse modification in the terms and conditions of the loan agreements and related agreements governing such indebtedness of RDC to SVB. In addition, if the Merger is successfully consummated, HNC shall indemnify each Guarantor against all sums actually paid by such Guarantor to SVB after the Effective Time pursuant to an SVB Guarantee.

                  6.10 Employee Benefits. As soon as practicable after the Agreement Date, HNC and RDC shall confer and work in good faith to agree upon a plan that has as its primary purpose the transition of RDC employees to HNC employee benefits plans in a manner that results in minimal disruption to the continuing operations of RDC. HNC will use reasonable, good faith efforts to consolidate RDC's existing 401(K) savings plan into HNC's comparable

401(K) savings plan as soon as legally permitted and reasonably practicable; provided that HNC need not do so if its counsel shall advice HNC that HNC or the trustees or administrators of HNC's 401(K) Savings Plan may incur liability for, or by reason of, such consolidation of RDC's 401(K) savings plan with HNC's 401(K) savings plan.

         7.       CLOSING MATTERS

                  7.1 The Closing. Subject to termination of this Agreement as provided in Section 10 below, the closing of the transactions for consummation of the Merger (the "CLOSING") will take place at the offices of Fenwick & West LLP, Two Palo Alto Square, Palo Alto, California 94306 at 10:00 a.m., Pacific Standard Time on August 30, 1996 or the earliest date practicable thereafter that HNC and RDC agree after which the satisfaction or waiver of the conditions to Closing set forth in Sections 8 and 9 hereof have been satisfied and/or waived in accordance with this Agreement (the "CLOSING DATE"). Concurrently with the Closing, the Agreement of Merger (or a Certificate of Merger) shall be filed with the Delaware Secretary of State, and the Agreement of Merger (and related officers' certificates) will be filed with the California Secretary of State.

                  7.2 Exchange of Certificates.

                           7.2.1 At the Closing, each holder of shares of RDC
Stock will surrender the certificate(s) for such shares (each an "RDC CERTIFICATE"), duly endorsed as requested by HNC, to HNC for cancellation. Promptly after the Effective Time and receipt of such RDC Certificates, HNC will issue to each tendering holder of an RDC Certificate a certificate for the number of shares of HNC Common Stock to which such holder is entitled pursuant to Section 2.1.2 hereof (less the Escrow Shares to be placed in escrow pursuant to Section 2.4 and the Escrow Agreement) and will pay by check to each tendering holder cash in lieu of fractional shares in the amount payable to such holder in accordance with Section 2.1.4 hereof. At the Closing, HNC will deliver the certificates representing the Escrow Shares to the Escrow Agent pursuant to the Escrow Agreement.

                           7.2.2 No dividends or distributions payable to
holders of record of HNC Common Stock after the Effective Time, or cash payable in lieu of fractional shares, will be paid to the holder of any unsurrendered RDC Certificate until the holder of such unsurrendered RDC Certificate surrenders such RDC Certificate to HNC as provided above. Subject to the effect, if any, of applicable escheat and other laws, following surrender of any RDC Certificate, there will be delivered to the person entitled thereto, without interest, the amount of any dividends and distributions therefor paid with respect to HNC Common Stock so withheld as of any date subsequent to the Effective Time and prior to such date of delivery.

                           7.2.3 After the Effective Time there will be no
further registration of transfers on the stock transfer books of RDC or its transfer agent of the RDC Stock that was outstanding immediately prior to the Effective Time. If, after the Effective Time, RDC

Certificates are presented for any reason, they will be canceled and exchanged as provided in this Section 7.2.

                           7.2.4 Until RDC Certificates representing RDC Stock
outstanding prior to the Merger are surrendered pursuant to Section 7.2.1 above, such RDC Certificates will be deemed, for all purposes, to evidence ownership of the number of shares of HNC Common Stock into which the RDC Stock will have been converted pursuant to Section 2.1.2.

         8.       CONDITIONS TO OBLIGATIONS OF RDC

                  RDC's obligations hereunder are subject to the fulfillment or satisfaction, on and as of the Closing, of each of the following conditions (any one or more of which may be waived by RDC, but only in a writing signed by RDC):

                  8.1 Accuracy of Representations and Warranties. The representations and warranties of HNC set forth in Section 4 (as qualified by the HNC Disclosure Letter) shall be true and accurate in every material respect on and as of the Closing with the same force and effect as if they had been made at the Closing, and RDC shall have received a certificate to such effect executed by HNC's President or Chief Financial Officer.

                  8.2 Covenants. HNC shall have performed and complied in all material respects with all of its covenants contained in Section 6 on or before the Closing, and RDC shall have received a certificate to such effect signed by HNC's President or Chief Financial Officer.

                  8.3 Compliance with Law; No Legal Restraints. There shall not be any outstanding or threatened, or enacted or adopted, any order, decree, temporary, preliminary or permanent injunction, legislative enactment, statute, regulation, action, proceeding or any judgment or ruling by any court, arbitrator, governmental agency, authority or entity, or any other fact or circumstance, that, directly or indirectly, challenges, threatens, prohibits, enjoins, restrains, suspends, delays, conditions or renders illegal or imposes limitations on (or is likely to result in a challenge, threat to, or a prohibition, injunction, restraint, suspension, delay or illegality of, or to impose limitations on): (i) the Merger or any other transaction contemplated by this Agreement; (ii) HNC's payment for, or acquisition or purchase of, some or all of the shares of RDC Common Stock or any material part of the assets of RDC.

                  8.4 Government Consents. There shall have been obtained at or prior to the Closing Date such permits or authorizations, and there shall have been taken such other action by any regulatory authority having jurisdiction over the parties and the actions herein proposed to be taken, as may be required to lawfully consummate the Merger, including but not limited to requirements under applicable federal and state securities laws.

                  8.5 Permit. The Department shall have issued the Permit with respect to the Merger after the holding of the Fairness Hearing and the shares of HNC Common Stock and the HNC Options issuable in the Merger will be issuable pursuant to the exemption provided by Section 3(a)(10) of the 1933 Act.

                  8.6 Opinion of HNC's Counsel. RDC shall have received from counsel to HNC, an opinion substantially in the form of Exhibit 8.6.

                  8.7 Documents. RDC shall have received all written consents, assignments, waivers, authorizations or other certificates reasonably deemed necessary by RDC's legal counsel for RDC to lawfully consummate the transactions contemplated hereby.

                  8.8 No Litigation. No litigation or proceeding shall be threatened or pending for the purpose or with the probable effect of enjoining or preventing the consummation of any of the transactions contemplated by this Agreement, or which could be reasonably expected to have a material adverse effect on the present or future operations or financial condition of HNC.

                  8.9 Requisite Approvals. The principal terms of this Agreement and the Agreement of Merger shall have been approved and adopted by HNC's Board of Directors in accordance with applicable law and HNC's Certificate of Incorporation and Bylaws. The principal terms of the Agreement of Merger shall have been approved and adopted by Sub's Board of Directors and sole stockholder in accordance with applicable law and Sub's Certificate of Incorporation and Bylaws. HNC shall have received all third party consents necessary for HNC to consummate the Merger and the transactions contemplated hereby without a material breach of any material agreement to which HNC is a party or is bound that HNC has filed with the Securities and Exchange Commission, or the violation of any law, where such breach of a material agreement or violation of law would have a material adverse effect on HNC's business.

                  8.10 Tax Opinion. RDC and the RDC Stockholders shall have received the opinion of Brobeck, Phleger & Harrison, LLP stating, in the form and substance reasonably acceptable to RDC, subject to the assumptions and qualifications stated in such opinion, that the Merger constitutes a reorganization within the meaning of Section 368(a) of the Code and (i) no gain or loss will be recognized by RDC Stockholders who exchange all of the shares of RDC Stock solely for HNC Common Stock pursuant to the Merger, (ii) the aggregate basis of the HNC Common Stock received by RDC Stockholders who exchange all of their shares of RDC Stock solely for HNC Common Stock will be the same as the aggregate basis of the shares of RDC Stock surrendered in exchange therefor, and
(iii) the holding period of the HNC Common Stock received in such exchange will include the period during which the shares of RDC Stock exchanged therefor were held, provided such shares of the RDC Stock were held as a capital asset immediately prior to the Effective Time. For purposes of rendering such opinion, counsel shall be entitled to rely on reasonable assumptions and representations as to factual matters to be provided by HNC, RDC and certain RDC Stockholders pertinent to such opinion, including, without limitation, the existence of a valid business purpose, and sufficient continuity of interest and business activities following the Merger, and each party shall use its respective best efforts to provide and cause its shareholders to provide such representations.

         9.       CONDITIONS TO OBLIGATIONS OF HNC

                  The obligations of HNC hereunder are subject to the fulfillment or satisfaction on, and as of the Closing, of each of the following conditions (any one or more of which may be waived by HNC, but only in a writing signed by HNC):

                  9.1 Accuracy of Representations and Warranties. The representations and warranties of RDC set forth in Section 3 (as qualified by the RDC Disclosure Letter) shall be true and accurate in every material respect on and as of the Closing with the same force and effect as if they had been made at the Closing, and HNC shall have received a certificate to such effect executed by RDC's President and Chief Financial Officer.

                  9.2 Covenants. RDC shall have performed and complied in all material respects with all of its covenants contained in Section 5 on or before the Closing, and HNC shall have received a certificate to such effect signed by RDC's President and Chief Financial officer.

                  9.3 Compliance with Law; No Legal Restraints. There shall not be any outstanding or threatened, or enacted or adopted, any order, decree, temporary, preliminary or permanent injunction, legislative enactment, statute, regulation, action, proceeding or any judgment or ruling by any court, arbitrator, governmental agency, authority or entity, or any other fact or circumstance, that, directly or indirectly, challenges, threatens, prohibits, enjoins, restrains, suspends, delays, conditions, or renders illegal or imposes limitations on (or is likely to result in a challenge, threat to, or a prohibition, injunction, restraint, suspension, delay or illegality of, or to impose limitations on): (i) the Merger or any other transaction contemplated by this Agreement; (ii) HNC's payment for, or acquisition or purchase of, some or all of the shares of RDC Common Stock or any material part of the assets of RDC;
(iii) HNC's ownership or operation of all or any material portion of the business or assets of RDC; or (iv) HNC's ability to exercise full rights of ownership with respect to the Surviving Corporation or its shares, including but not limited to restrictions on HNC's ability to vote the shares of the Surviving Corporation.

                  9.4 Government Consents. There shall have been obtained at or prior to the Closing Date such permits or authorizations, and there shall have been taken such other action, as may be required to consummate the Merger by any governmental or regulatory authority having jurisdiction over either of the parties and the actions herein proposed to be taken, including but not limited to requirements under applicable federal and state securities laws.

                  9.5 Opinion of RDC's Counsel. HNC shall have received from counsel to RDC, an opinion substantially in the form of Exhibit 9.5.

                  9.6 Consents. HNC shall have received duly executed copies of all material third-party consents, approvals, assignments, waivers, authorizations or other certificates contemplated by this Agreement or the RDC Disclosure Letter or reasonably deemed necessary by HNC's legal counsel to provide for the continuation in full force and effect of any and all material contracts, agreements and leases of RDC and the preservation of RDC's IP Rights and other assets and properties and for HNC to consummate the transactions contemplated hereby in form and substance reasonably satisfactory to HNC, except for such thereof as HNC and RDC shall have agreed in writing shall not be obtained.

                  9.7 No Litigation. No litigation or proceeding shall be threatened or pending for the purpose or with the probable effect of enjoining or preventing the consummation of any of the transactions contemplated by this Agreement, or which could be reasonably expected to have a material adverse effect on the present or future operations or financial condition of RDC or which asserts that RDC's or HNC's negotiations regarding this Agreement, HNC's or RDC's entering into this Agreement or RDC's or HNC's consummation of the Merger or other transactions contemplated hereby, breaches or violates any agreement or commitment of RDC or constitutes tortious conduct on the part of HNC or RDC.

                  9.8 Requisite Approvals. The principal terms of this Agreement and the Agreement of Merger shall have been approved and adopted, as required by applicable law and RDC's Articles of Incorporation and Bylaws, by (a) RDC's Board of Directors and (b) the valid and affirmative vote of outstanding shares of RDC Common Stock and any other RDC securities (if any) entitled to vote thereon representing not less than ninety-eight percent (98%) of the voting power of all issued and outstanding RDC Stock and other RDC voting securities (if any).

                  9.9 Limits on Dissenting Shares. The shares of RDC Stock with respect to which any RDC Stockholder shall be eligible to exercise or perfect any statutory appraisal rights of dissenting shareholders under applicable law shall not exceed that number (and class or series) of shares of RDC Stock that, but for the exercise of such statutory appraisal rights, would be entitled to receive two percent (2%) or more of the total number of shares of HNC Common Stock that would be issuable in the Merger upon the conversion of all shares of RDC Stock that are issued and outstanding immediately prior to the Effective Time.

                  9.10 Affiliate Agreements. Each RDC Affiliate who is to receive HNC Common Stock in the Merger shall have executed and delivered a RDC Affiliate Agreement to HNC in accordance with Section 5.12.

                  9.11 Non-Competition Agreement. HNC shall have received from Mark S. Hammond, a fully executed copy of a Non-Competition Agreement in the form of Exhibit 9.11.

                  9.12 Employment Agreement. HNC shall have received from Mark
S. Hammond, a fully executed copy of an Employment Agreement in the form of
Exhibit 9.12.

                  9.13 Escrow Agreement. HNC shall have received a fully executed copy of the Escrow Agreement in the form of Exhibit 2.4 executed by the Escrow Agent, the Representative and each of the RDC Stockholders.

                  9.14 Permit. The Department shall have issued the Permit with respect to the Merger after the holding of the Fairness Hearing and the shares of HNC Common Stock and HNC Options issuable in the Merger will be issuable pursuant to the exemption provided by Section 3(a)(10) of the Securities Act.

                  9.15 No HNC Stockholder Vote. The number of shares of HNC Common Stock that HNC must issue pursuant to this Agreement shall not exceed the number of shares of HNC Common Stock that would require HNC to seek the approval of the Merger by its stockholders under applicable law or the applicable bylaws, rules or regulations of the National Association of Securities Dealers, the Nasdaq Stock Market or any other stock exchange on which HNC Common Stock is traded.

                  9.16 Resignation of Directors. The directors of RDC in office immediately prior to the Effective Time of the Merger shall have resigned as directors of the Surviving Corporation effective as of the Effective Time.

                  9.17 No Material Adverse Change. There shall not have been any material adverse change in the financial condition, properties, assets, liabilities, business, results of operations or operations of RDC and its subsidiaries, taken as a whole.

                  9.18 Pooling Opinions. HNC shall have been advised in writing, as of the Effective Time, by Price Waterhouse LLP that, in accordance with generally accepted accounting principles, the Merger qualifies to be treated as a "pooling of interests" for accounting purposes, and RDC shall have been advised in writing, as of the Effective Time, by Ernst & Young, LLP that, in accordance with generally accepted accounting principles, RDC is eligible to participate in a transaction that qualifies as a "pooling of interests" for accounting purposes.

                  9.19 Exercise of Warrants. All RDC Derivative Securities, if any (including but not limited to the SVB Warrant and the LINC Warrant) shall have been exercised in full and thereby converted into shares of RDC Stock in accordance with their current terms and conditions, so that neither the SVB Warrant, the LINC Warrant nor any other RDC Derivative Securities shall be outstanding immediately prior to the Effective Time.

         10.      TERMINATION OF AGREEMENT

                  10.1     Prior to Closing.

                           10.1.1 This Agreement may be terminated at any time
prior to the Effective Time by the mutual written consent of HNC and RDC.

                           10.1.2 Unless otherwise agreed by the parties hereto,
this Agreement will be automatically terminated at any time prior to the Effective Timer without the need for action by any party hereto if all conditions to the parties' obligation to effect the Closing set forth in Sections 8 and 9 have not been satisfied or waived by the appropriate party on or before October 31, 1996 (the "TERMINATION DATE").

                           10.1.3 Either party may terminate this Agreement at
any time prior to the Closing if the other party has committed a material breach of (a) any of its representations and warranties under Section 3 or 4 of this Agreement, as applicable; or (b) any of its covenants under Sections 5 or 6 of this Agreement, as applicable, and has not cured such material breach prior to the earlier of (i) the Closing or (ii) thirty (30) days after the party seeking to terminate this Agreement has given the other party written notice of its intention to terminate this Agreement pursuant to this Section 10.1.3.

                           10.1.4 RDC or HNC may terminate this Agreement in
accordance with the termination provisions of Section 5.21 or Section 6.7, as applicable.

                  10.2 At the Closing. At the Closing, this Agreement may be terminated and abandoned:

                           10.2.1 By HNC, if any of the conditions precedent to
HNC's obligations set forth in Section 9 above have not been fulfilled or waived on or prior to the Termination Date;

                           10.2.2 By RDC, if any of the conditions precedent to
RDC's obligations set forth in Section 8 above have not been fulfilled or waived on or prior to the Termination Date;

                           10.2.3 By RDC, if the HNC Closing Average Price Per
Share is less than eighty percent (80%) of the HNC Price Per Share; provided that if RDC does not affirmatively exercise this right of termination at the Closing, then this Agreement shall remain in effect, the parties shall be obligated to complete the Closing and consummate the Merger and the HNC Closing Average Price Per Share shall be eighty percent (80%) of the HNC Price Per Share.

                           Any termination of this Agreement under this Section
10.2 will be effective by the delivery of notice of the terminating party to the other party hereto.

                  10.3 No Liability. Any termination of this Agreement in accordance with this Section 10 will be without further obligation or liability upon any party in favor of the other party hereto other than the obligations provided in the Confidentiality Agreement; provided, however, that nothing herein will limit the obligation of RDC and HNC to use their best efforts to cause the Merger to be consummated, as set forth in Sections 5.11 and 6.3 hereof, respectively.

         11. SURVIVAL OF REPRESENTATIONS, INDEMNIFICATION AND REMEDIES, CONTINUING COVENANTS

                  11.1 Survival of Representations. All representations, warranties and covenants of RDC and the RDC Stockholders contained in this Agreement will remain operative and in full force and effect, regardless of any investigation made by or on behalf of HNC, until that date (the

"ESCROW RELEASE DATE") which is the earlier of (i) the termination of this Agreement or (ii) the earlier of (A) first (1st) anniversary of the Closing Date and (B) the date on which HNC has received audited financial statements together with a report thereon from HNC's independent auditors covering the combined results of HNC and RDC, whereupon such representations, warranties and covenants will expire (except for covenants that by their terms survive for a longer period).

                  11.2 Agreement to Indemnify. The RDC Stockholders shall jointly and severally indemnify and hold harmless HNC and the Surviving Corporation and their respective officers, directors, agents, stockholders and employees, and each person, if any, who controls or may control HNC or the Surviving Corporation within the meaning of the Securities Act (each hereinafter referred to individually as an "INDEMNIFIED PERSON" and collectively as "INDEMNIFIED PERSONS") from and against any and all claims, demands, suits, actions, causes of actions, losses, costs, demonstrable damages, liabilities and expenses including, without limitation, reasonable attorneys' fees, other professionals' and experts' reasonable fees and court or arbitration costs (hereinafter collectively referred to as "DAMAGES") incurred and arising out of any inaccuracy, misrepresentation, breach of, or default in, any of the representations, warranties or covenants given or made by RDC in this Agreement or in the RDC Disclosure Letter or any certificate delivered by or on behalf of RDC pursuant hereto, (if such inaccuracy, misrepresentation, breach or default existed at the Closing Date). Any claim of indemnity made by an Indemnified Person under this Section 11.2 must be raised in a writing delivered to the Escrow Agent by no later than the Escrow Release Date. As used herein, the term "Damages" shall not include any overhead costs of HNC personnel and the amount of Damages incurred by any Indemnified Person shall be reduced by the amount of any insurance proceeds actually received by such Indemnified Person on account of such Damages and the amount of any direct tax savings actually recognized by such Indemnified Person that are directly attributable to such Damages, but shall include any reasonable costs or expenses incurred by such Indemnified Person to recover such insurance proceeds or to obtain such tax savings. The Indemnified Persons shall use reasonable efforts to mitigate their Damages.

                  11.3 Limitation. Notwithstanding anything herein to the contrary, in seeking indemnification for Damages under Section 11.2, the Indemnified Persons shall exercise their remedies with respect to the Escrow Shares and any other assets deposited in escrow pursuant to the Escrow Agreement. Except for fraudulent conduct or willful misconduct: (i) no RDC Stockholder shall have any liability to an Indemnified Person under Section 11.2 of this Agreement except to the extent of such RDC Stockholder's portion of the Escrow Shares and any other assets deposited under the Escrow Agreement and (ii) the remedies set forth in this Section 11.3 shall be the exclusive remedies of HNC and the other Indemnified Persons under Section 11.2 of this Agreement against any RDC Stockholder for any inaccuracy, misrepresentation, breach of, or default in, any of the representations, warranties or covenants given or made by RDC in this Agreement or in any certificate, document or instrument delivered by or on behalf of RDC pursuant hereto. In addition, the indemnification provided for in Section 11.2 shall not apply unless and until the aggregate Damages for which one or more Indemnified Persons seeks indemnification hereunder exceeds an aggregate of Two Hundred Seventy-Five Thousand Dollars ($275,000) (the "BASKET"), in which event the RDC Stockholders shall, subject to the foregoing limitations, be liable to indemnify the Indemnified Persons for all Damages in excess of the Basket. The limitations on the indemnification obligations set forth in this Section 11.3 shall not be applicable to Damages resulting from fraudulent conduct or willful misconduct.

                  11.4 Notice. Promptly after HNC becomes aware of the existence of any potential claim by an Indemnified Person for indemnity from the RDC Stockholders under Section 11.2, HNC will notify the RDC Stockholders of such potential claim in accordance with the Escrow Agreement and will, to the extent that it can reasonably do so without impairing its ability to adequately defend and respond to any such claim, permit the RDC Stockholders to assist HNC in the defense of such claim and will cooperate with the RDC Stockholders in obtaining copies of any records or other information which is relevant to the defense of such claim. Failure of HNC to give such notice shall not affect any rights or remedies of an Indemnified Party hereunder with respect to indemnification for Damages except to the extent the RDC Stockholders are materially prejudiced thereby. Prior to the settlement of any claim for which HNC seeks indemnity from a RDC Stockholder, HNC will provide the RDC Stockholders with the terms of the proposed settlement and a reasonable opportunity to comment on such terms in accordance with the Escrow Agreement.

         12.      MISCELLANEOUS

                  12.1 Governing Law. The internal laws of the State of California (irrespective of its choice of law principles) will govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties hereto.

                  12.2 Assignment; Binding Upon Successors and Assigns. Neither party hereto may assign any of its rights or obligations hereunder without the prior written consent of the other party hereto. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

                  12.3 Severability. If any provision of this Agreement, or the application thereof, will for any reason and to any extent be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

                  12.4 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be an original as regards any party whose signature appears thereon and all of which together will constitute one and the same instrument. This Agreement will become binding when one or more counterparts hereof, individually or taken together, will bear the signatures of both parties reflected hereon as signatories.

                  12.5 Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law on such party, and the exercise of any one remedy will not preclude the exercise of any other.

                  12.6 Amendment and Waivers. Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by the party to be bound thereby. The waiver by a party of any breach hereof or default in the performance hereof will not be deemed to constitute a waiver of any other default or any succeeding breach or default. The Agreement may be amended by the parties hereto at any time before or after approval of the stockholders of RDC, but, after such approval, no amendment will be made which by applicable law requires the further approval of the stockholders of RDC without obtaining such further approval. At any time prior to the Effective Time, each of RDC and HNC, by action taken by its Board of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other; (ii) waive any inaccuracies in the representations and warranties made to it contained herein or in any document delivered pursuant hereto; and (iii) waive compliance with any of the agreements or conditions for its benefit contained herein. No such waiver or extension shall be effective unless signed in writing by the party against whom such waiver or extension is asserted. The failure of any party to enforce any of the provisions hereof will not be construed to be a waiver of the right of such party thereafter to enforce such provisions.

                  12.7 Expenses. Each party will bear its respective expenses and legal fees incurred with respect to this Agreement, and the transactions contemplated hereby.

                  12.8 Attorneys' Fees. Should suit be brought to enforce or interpret any part of this Agreement, the prevailing party will be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys' fees to be fixed by the court (including without limitation, costs, expenses and fees on any appeal). The prevailing party will be entitled to recover its costs of suit, regardless of whether such suit proceeds to final judgment.

                  12.9 Notices. All notices and other communications required or permitted under this Agreement will be in writing and will be either hand delivered in person, sent by telecopier, sent by certified or registered first class mail, postage pre-paid, or sent by nationally recognized express courier service. Such notices and other communications will be effective upon receipt if hand delivered or sent by telecopier, five (5) days after mailing if sent by mail, and one (l) day after dispatch if sent by express courier, to the following addresses, or such other addresses as any party may notify the other parties in accordance with this Section :
                           (i)      If to HNC:

                                    HNC Software Inc.
                                    5930 Cornerstone Court West
                                    San Diego, CA 92121
                                    Attention:  President

                                    Fax Number:  (619) 452-3220

                           with a copy to:

                                    Fenwick & West, LLP
                                    Two Palo Alto Square, Suite 800
                                    Palo Alto, CA  94306
                                    Attention:  Kenneth A. Linhares
                                    Fax Number:  (415) 857-0361

                           (ii)     If to RDC:

                                    Risk Data Corporation
                                    111 Pacifica, Third Floor
                                    Irvine, CA 92718-3304
                                    Attention:  President
                                    Fax Number:  (714) 753-8020

                           with a copy to:

                                    Craig S. Andrews, Esq.
                                    Brobeck, Phleger & Harrison LLP
                                    550 West C Street, Suite 1300
                                    San Diego, CA 92101
                                    Fax Number:  (619) 234-3848

or to such other address as a party may have furnished to the other parties in writing pursuant to this Section 12.9.

                  12.10 Construction of Agreement. This Agreement has been negotiated by the respective parties hereto and their attorneys and the language hereof will not be construed for or against either party. A reference to a Section or an exhibit will mean a Section in, or exhibit to, this Agreement unless otherwise explicitly set forth. The titles and headings herein are for reference purposes only and will not in any manner limit the construction of this Agreement which will be considered as a whole.

                  12.11 No Joint Venture. Nothing contained in this Agreement will be deemed or construed as creating a joint venture or partnership between any of the parties hereto. No party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party. No party will have the power to control the activities and operations of any other and their status is, and at all times will continue to be, that of independent contractors with respect to each other. No party will have any power or authority to bind or commit any other. No party will hold itself out as having any authority or relationship in contravention of this Section.

                  12.12 Further Assurances. Each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances as may be reasonably requested by any other party to evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

                  12.13 Absence of Third Party Beneficiary Rights. No provisions of this Agreement are intended, nor will be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, shareholder, partner or any party hereto or any other person or entity unless specifically provided otherwise herein, and, except as so provided, all provisions hereof will be personal solely between the parties to this Agreement.

                  12.14 Public Announcement. Upon execution of this Agreement, HNC and RDC will issue a press release approved by both parties announcing the Merger. Thereafter, HNC may issue such press releases, and make such other disclosures regarding the Merger, as it determines are required under applicable securities laws or regulatory rules. Prior to the publication of such press release (unless this Agreement has been terminated, neither party shall make any public announcement relating to this Agreement or the transactions contemplated hereby and RDC shall use its reasonable efforts to prevent any trading in HNC Common Stock by its officers, directors, employees, stockholders and agents.

                  12.15 Confidentiality. RDC and HNC each confirm that they have entered into the Confidentiality Agreement and that they are each bound by, and will abide by, the provisions of such Confidentiality Agreement (except that HNC will cease to be bound by the Confidentiality Agreement after the Merger becomes effective). If this Agreement is terminated, all copies of documents containing confidential information of a disclosing party shall be returned by the receiving party to the disclosing party or be destroyed, as provided in the Confidentiality Agreement.

                  12.16 Entire Agreement. This Agreement and the exhibits hereto constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto other than the Confidentiality Agreement. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


HNC SOFTWARE INC.                              RISK DATA CORPORATION

By:      /s/  Robert L. North                  By:      /s/  Mark S. Hammond
   --------------------------                     -------------------------
         President                                      President

HNC MERGER CORP.

By:      /s/  Robert L. North
   ---------------------------
         President

                                LIST OF EXHIBITS

Exhibit A                  Agreement of Merger (1)
Exhibit 2.4                Escrow Agreement
Exhibit 2.5A               Restated Articles of Incorporation of Surviving Corporation (2)
Exhibit 2.5B               Bylaws of Surviving Corporation (2)
Exhibit 2.8                Certificate of Officer of RDC (2)
Exhibit 2.10               Registration Rights Agreement (1)
Exhibit 3.3.1              RDC Stockholders (2)
Exhibit 3.3.2              RDC Option Holders (2)
Exhibit 3.8                RDC Financial Statements (2)
Exhibit 3.11               Agreements of RDC (2)
Exhibit 3.13               RDC IP Rights (2)
Exhibit 3.16.1             List of RDC Employees, Officers and Consultants (2)
Exhibit 3.16.4             RDC Benefit Arrangements (2)
Exhibit 5.12               RDC Affiliates Agreement (2)
Exhibit 8.6                Matters to be Covered in the  Opinion  of Fenwick & West,  LLP  Counsel to HNC  Software
                           Inc. (2)
Exhibit 9.5                Matters to be Covered in the Opinion of Brobeck,  Phleger & Harrison,  LLP,  Counsel for
                           RDC (2)
Exhibit 9.11               Non-Competition Agreement (2)
Exhibit 9.12               Employment Agreement (2)

- -----------------------------------------------------------------------

(1)      Filed separately as an exhibit to the Company's Form 8-K.

(2) Pursuant to Item 601(b)(2) of Regulation S-K, this schedule has been omitted but will be furnished supplementally to the Commission upon request.

                                   EXHIBIT 2.4

                                ESCROW AGREEMENT

                AMENDMENT TO AGREEMENT AND PLAN OF REORGANIZATION

      This Amendment to Agreement and Plan of Reorganization (this "Amendment") is made and entered into as of August 30, 1996 between HNC Software Inc., a Delaware corporation ("HNC"), HNC Merger Corp., a Delaware corporation that is a wholly-owned subsidiary of HNC ("Sub") and Risk Data Corporation, a California corporation ("RDC").

                                 R E C I T A L S

      A. HNC, Sub and RDC are parties to an Agreement and Plan of Reorganization dated July 19, 1996 (the "Plan") pursuant to which Sub is to be merged with and into RDC in a statutory merger (the "Merger") pursuant to an Agreement of Merger to be entered into between RDC and Sub (the "Agreement of Merger").

      B. It was the intent of the Plan (as expressed in Section 2.1.5 of the Plan) that the shares of RDC's Common Stock, Series A Preferred Stock and Series B Preferred Stock receive shares of HNC Common Stock in the merger in accordance with the merger liquidation preferences of RDC's Articles of Incorporation, which call for certain preferential allocations of merger consideration to the various series and classes of RDC Stock, following which such Articles of Incorporation provide that the outstanding shares of RDC Stock shall participate in receiving remaining merger consideration on an as-converted into RDC Common Stock basis. Each outstanding share of RDC Series A Preferred Stock is currently convertible into one (1) share of RDC Common Stock and each outstanding share of RDC Series B Preferred Stock is currently convertible into 1.00154 shares of RDC Common Stock.

      C. The parties have discovered that the Plan inadvertently failed to reflect this intent in the definition of the term "Series B Conversion Number", by not reflecting the greater than 1-to-1 conversion rate at which RDC Series B Preferred Stock is convertible into Common Stock. The parties have also determined that it would be more equitable and accurate to determine the "Participation Number," the "Series A Conversion Number", the "Series B Conversion Number", and the "Option Conversion Number" (as those terms are defined in the Plan) without limiting the determination of such numbers to the fourth decimal place. Accordingly, the parties have determined that correcting the inadvertent technical omission in the definition of "Series B Conversion Number" and not limiting the above computations to the fourth decimal place will not have any material affect on the allocation among the holders of RDC Stock of the shares of HNC Common Stock issued in the Merger and that such changes to the Plan do not constitute a change in any of the principal terms of the Merger. The parties therefore desire to make this Amendment to fulfill the expressed intent of the Plan and the parties thereto as set forth in Section 2.1.5 thereof.

NOW THEREFORE, the parties hereby agree as follows:

1. AMENDMENTS. The following Sections of the Plan are hereby amended as follows:

      (a) The last sentence of Section 1.17 (regarding the "Participation Number") is hereby amended by deleting therefrom the words: ", such quotient being rounded to the fourth decimal place."

      (b) Sections 1.19, 1.20, 1.21 and 1.22 of the Plan are hereby amended to read in their entirety as follows:

      1.19 "SERIES A CONVERSION NUMBER" means the number of shares of HNC Common Stock equal to the sum of (a) $1.66 divided by the HNC Closing Average Price Per Share, plus (b) the product obtained by multiplying the Participation Number by the number of shares of RDC Common Stock into which one (1) share of RDC Series A Preferred Stock is convertible immediately prior to the Effective Time (which is currently one (1) share of RDC Common Stock).

      1.20 "SERIES B CONVERSION NUMBER" means the number of shares of HNC Common Stock equal to the sum of (a) $8.72 divided by the HNC Closing Average Price Per Share, plus (b) the product obtained by multiplying the Participation Number by the number of shares of RDC Common Stock into which one (1) share of RDC Series B Preferred Stock is convertible immediately prior to the Effective Time (which is currently 1.00154 shares of RDC Common Stock).

      1.21 "COMMON CONVERSION NUMBER" means the number of shares of HNC Common Stock equal to the sum of (a) $0.55 divided by the HNC Closing Average Price Per Share, plus (b) the Participation Number.

      1.22 "OPTION CONVERSION NUMBER" means the number of shares of HNC Common Stock obtained by dividing the Option Pool Shares (as defined below) by the total number of shares of RDC Common Stock that are subject to all RDC Options that are issued and outstanding immediately prior to the Effective Time (without regard to whether the right to exercise such RDC Options has or has not vested). "OPTION POOL SHARES" means the number of shares of HNC Common Stock equal to the quotient obtained by dividing (a) the Option Amount, by (b) the HNC Closing Average Price Per Share.

      (c) The Agreement of Merger shall also be amended to reflect the foregoing amendments.

2. EFFECT OF AMENDMENT. This Amendment shall be effective and binding on all parties hereto and on the securityholders of Risk Data Corporation.

3. COUNTERPARTS. This Amendment may be executed in any number of counterparts, each of which will be an original as regards any party whose signature appears thereon and all of which together will constitute one and the same instrument. This Amendment will become binding when one or more counterparts hereof, individually or taken together, will bear the signatures of all parties reflected hereon as signatories.

      IN WITNESS WHEREOF, the parties have executed and entered into this Amendment effective as of August 30, 1996.

HNC SOFTWARE INC.                         RISK DATA CORPORATION

By:   /s/  Raymond V. Thomas              By:   /s/  Mark S. Hammond
   -----------------------------             -----------------------------------
      Chief Financial Officer                   President

HNC MERGER CORP.

By:   /s/  Raymond V. Thomas
   -----------------------------
      Chief Financial Officer

                                ESCROW AGREEMENT

      This Escrow Agreement (this "AGREEMENT") is made and entered into as of August 30, 1996 (the "EFFECTIVE DATE"), by and among HNC SOFTWARE INC., a Delaware corporation ("HNC"), the persons and entities listed on Exhibit A hereto (collectively, the "STOCKHOLDERS" and each individually, a "STOCKHOLDER") who immediately prior to the Effective Time of the Merger (as defined below) are the shareholders of RISK DATA CORPORATION, a California corporation ("RDC"), Mark S. Hammond and James H. Berglund, as the representatives and agents of the Stockholders (collectively, "REPRESENTATIVE") and State Street Bank and Trust Company of California, N.A., as Escrow Agent (the "ESCROW AGENT").

      A. RDC, HNC and HNC Merger Corp., a Delaware corporation that is a wholly-owned subsidiary of HNC ("SUB") have entered into an Agreement and Plan of Reorganization (the "PLAN") dated as of July 19, 1996, as amended, pursuant to which Sub shall be merged with and into RDC in a reverse triangular merger (the "MERGER"), with RDC to be the surviving corporation of the Merger. The capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings given them in the Plan, a copy of which is attached hereto as Exhibit C and incorporated herein by this reference.

      B. Section 2.4 of the Plan provides for shares equaling eight and three-quarters percent (8.75%) of the shares of HNC Common Stock that are issued in the Merger to the RDC Stockholders in accordance with Section 2.1.2 of the Plan (the "ESCROW SHARES") to be deducted from the shares of HNC Common Stock issued to the RDC Stockholders in the Merger and to be placed in an escrow account (the "ESCROW ACCOUNT") to secure certain indemnification obligations of the RDC Stockholders to HNC and other Indemnified Persons (as defined in Section 11.2 of the Plan) under Section 11 of the Plan on the terms and conditions set forth herein. The Escrow Shares required to be deposited in the Escrow Account pursuant to this Agreement are shown on Exhibit A attached hereto.

      C. The parties hereto desire to establish the terms and conditions pursuant to which the Escrow Shares shall be deposited, held in, and disbursed from the Escrow Account.

      NOW, THEREFORE, the parties hereto hereby agree as follows:

            1.    Escrow and Indemnification

                  (a) RDC Stockholders; Damages. As used herein, the term "RDC STOCKHOLDERS" shall have the meaning given to such term in Section 1.11 of the Plan, as such meaning is defined for purposes of Section 2.4 and Section 11 of the Plan. As used herein, the term "DAMAGES" means "Damages" as defined in
Section 11.2 of the Plan.

                  (b) Escrow of Shares. Promptly after the Effective Time, HNC or its transfer agent shall deposit the Escrow Shares deducted from the shares issued to the RDC Stockholders in the Merger with the Escrow Agent, accompanied by written notice making reference to this Agreement and identifying the shares so deposited as the Escrow Shares. The Escrow Agent shall hold the Escrow Shares in escrow as collateral for the indemnification obligations of the Stockholders under Section 11 of the Plan until the Escrow Agent is required to release such Escrow Shares pursuant to the terms of this Agreement. The Escrow Shares shall include "ADDITIONAL ESCROW SHARES" as that term is defined in Section 2(b) of this Agreement. The Escrow Agent agrees to accept delivery of the Escrow Shares and to hold such Escrow Shares in escrow subject to the terms and conditions of this Agreement.

                  (c) Indemnification. HNC and the other Indemnified Persons are indemnified pursuant to the terms of Section 11.2 of the Plan (which terms are incorporated herein by reference) from and against any Damages (as defined in
Section 11.2 of the Plan), subject to the limitations set forth in Section 11 of the Plan and herein. The Escrow Shares shall be security for these indemnity obligations, subject to the limitations, and in the manner provided, in Section 11 of the Plan and in this Agreement. Mark S. Hammond and James H. Berglund shall jointly act as Representative of the Stockholders for purposes of this Agreement, and each is duly authorized to be such Representative and may bind the Stockholders as provided herein. As provided in Section 6 hereof, all actions of the Representative shall be made unanimously by both persons who are appointed to act as the Representative. For purposes of this Agreement, references to HNC in this Agreement shall include all other Indemnified Persons, as applicable.

                  (d) Notice of Claim. As used herein, the term "CLAIM" means a claim for indemnification under Section 11 of the Plan made by HNC or any other Indemnified Person. HNC shall give written notice of a Claim (a "NOTICE OF CLAIM") to the Representative and the Escrow Agent as promptly as reasonably practicable after either:

                        (i)   HNC's discovery of any inaccuracy,
misrepresentation, breach of, or default in, any of the representations, warranties or covenants made or given by RDC in the Plan, in the RDC Disclosure Letter or in any certificate delivered by or on behalf of RDC pursuant to the Plan on which such Claim is based; or

                        (ii) HNC's receipt of verbal or written notice of a demand, suit, arbitration, proceeding or other claim brought by a third party that is based upon, or includes, assertions that would, if true, constitute an inaccuracy, misrepresentation, breach of, or default in, any of the representations, warranties or covenants made or given by RDC in the Plan, in the RDC Disclosure Letter or in any certificate delivered by or on behalf of RDC pursuant to the Plan on which such Claim is based (a "THIRD PARTY CLAIM");

HNC will not give a Notice of Claim with respect to a Claim involving a potential third Party Claim that has not yet been made or threatened, unless HNC has a reasonable expectation that either: (i) such potential Third-Party Claim will be made; or (ii) a third party has reasonable grounds for making such potential Third-Party Claim. HNC will make Claims only as permitted by Section 11 of the Plan. HNC may give a Notice of Claim at any time prior to the close of the Escrow Period (as defined below). As used herein, the term "ESCROW PERIOD" means that time period beginning on the Effective Date of this Agreement and ending on the earlier to occur of (a) the date on which HNC has first received final audited financial statements together with a report thereon from HNC's independent auditors covering the combined results of HNC and RDC (the "FINANCIAL STATEMENT RECEIPT DATE") or (b) twelve (12) months after the Effective Date of this Agreement. HNC will promptly give Escrow Agent and the Representative notice of the occurrence of the Financial Statement Receipt Date if such date occurs prior to twelve (12) months after the Effective Date.

                  (e) Third Party Claims. Within fifteen (15) days of delivery of a Notice of Claim involving a Third-Party Claim, the Representative may, at the sole expense of the Stockholders, elect to take all necessary steps to vigorously defend and contest any pending Third-Party Claim provided the Representative employs reputable legal counsel reasonably acceptable to HNC in doing so. HNC shall have the right to participate at its own expense in the defense and prosecution of all proceedings related to such Third-Party Claim. If the Representative does not promptly make such election to defend or contest the Claim, then HNC, at its option (i) shall be free to handle and control the prosecution or defense of any such Third-Party Claim in a reasonable manner,
(ii) may take all reasonably necessary steps to contest the Third-Party Claim or to prosecute such Third-Party Claim to conclusion or settlement satisfactory to HNC, (iii) shall notify the Representative of the progress of any such Claim,
(iv) shall permit the Representative, at the sole cost of the Representative and the RDC Stockholders, to participate in such prosecution or defense, and (v) shall provide the Representative with reasonable access to all relevant information and documentation relating to the Third-Party Claim and HNC's prosecution or defense thereof. In any case, the party not in control of the defense or prosecution of the Third Party Claim shall cooperate with the other party in the conduct of the prosecution or defense of such Third-Party Claim. Neither party shall compromise or settle any Third-Party Claim without the written consent of either HNC (if the Representative controls and defends the Third-Party Claim) or the Representative (if HNC controls and defends the Third-Party Claim), such consent not to be unreasonably withheld.

                  (f) Limitation on Liability. The maximum liability of each Stockholder for any Damages under Section 11.2 of the Plan (other than for fraudulent or willful misconduct) shall be the loss and forfeiture of the number of Escrow Shares set forth next to such Holder's name on Exhibit A. Payments for finally determined Claims shall be deducted from the Escrow Shares of each Holder in proportion to their respective percentage interests in the Escrow Shares set forth on Exhibit A. Exhibit A sets forth the maximum number of shares each Holder initially deposited into Escrow hereunder.

            2.    DEPOSIT OF ESCROW SHARES; RELEASE FROM ESCROW.

                  (a) Delivery of Escrow Shares. On the Effective Date or as soon thereafter as is reasonably practicable: (i) the Escrow Shares allocable to each Stockholder as shown on Exhibit A (the "INITIAL ESCROW SHARES") shall be delivered by HNC's transfer agent to the Escrow Agent in the form of duly authorized stock certificates issued in the respective names of the holders thereof; and (ii) each of the Stockholders shall deliver to the Escrow Agent two
(2) duly endorsed stock powers in the form of Exhibit B attached hereto regarding such Initial Escrow Shares. Each Stockholder agrees to execute and deliver to the Escrow Agent such additional stock powers relating to the Escrow Shares as may be necessary, in the Escrow Agent's opinion, to carry out its responsibilities under this Agreement. In the event HNC issues any Additional Escrow Shares (as defined below), HNC shall instruct its transfer agent to deliver such Additional Escrow Shares to the Escrow Agent, and each Stockholder shall deliver endorsed stock powers for such Stockholder's Additional Escrow Shares to the Escrow Agent, in the same manner as the Initial Escrow Shares and stock powers therefor were delivered to the Escrow Agent hereunder.

                  (b) Dividends, Voting and Rights of Ownership. Except for dividends paid in shares of HNC stock declared with respect to the Escrow Shares ("ADDITIONAL ESCROW SHARES"), any cash dividends, dividends payable in securities or other distributions of any kind made in respect of the Escrow Shares shall be distributed currently by HNC to each Stockholder. The Stockholder shall have the right to vote the Escrow Shares deposited in the Escrow Account for the account of such Stockholder so long as such Escrow Shares are held in escrow, and HNC shall take all reasonable steps necessary to allow the exercise of such rights. While the Escrow Shares remain in the Escrow Agent's possession pursuant to this Agreement and have not been cancelled as provided herein, the Stockholder shall retain and shall be able to exercise voting rights to such Escrow Shares and all other incidents of ownership of said Escrow Shares that are not inconsistent with the terms and conditions of this Agreement.

                  (c) Distributions to Stockholders. Upon the expiration of the Escrow Period (the "FINAL RELEASE DATE"), the Escrow Agent shall release from escrow to each Stockholder such Stockholder's Escrow Shares as set forth in Exhibit A, plus that portion of all Additional Escrow Shares (if any) related to such Stockholder's Escrow Shares, minus any of such Stockholder's Escrow Shares previously delivered to HNC or owed to HNC in accordance with Section 4 hereof in satisfaction of Claims by HNC.

                  (d) Release of Shares. The Escrow Shares shall be held by the Escrow Agent until such Escrow Shares are required to be released pursuant to either Section 2(c), or applicable provisions of Section 4, and the Escrow Agent shall deliver to the Stockholders or to HNC, as applicable hereunder, the requisite number of Escrow Shares to be released on such applicable date as is called for by this Agreement. Such delivery shall be in the form of stock certificate(s) registered in the name of such Stockholders or HNC, as applicable hereunder.

Escrow Agent shall coordinate with HNC's transfer agent (currently Boston EquiServ) who shall cause such stock certificates to be registered in the appropriate names as determined by the Escrow Agent in accordance with this Agreement. HNC shall give the Escrow Agent prompt written notice of the name and address of any new transfer agent for HNC's Common Stock. HNC and the Representative undertake to deliver a prompt written notice to Escrow Agent identifying the number of Escrow Shares to be released to the Stockholders and/or HNC, as applicable. Escrow Shares released to the Stockholders shall be released to them in proportion to their respective interests as set forth in Exhibit A. Escrow Agent shall use good faith efforts (with HNC's assistance) to have such stock certificates in its possession by delivery from HNC's transfer agent no later than three (3) business days prior to the day on which Escrow Agent is to deliver such certificates to the Stockholders. Cash shall be paid in lieu of fractions of Escrow Shares in an amount equal to the HNC Closing Average Price Per Share multiplied by the applicable fraction of an Escrow Share. Within five (5) business days after written request from the Representative, HNC shall submit to the Escrow Agent and the Representative a certified schedule of the cash amounts payable for fractional shares (if any) and shall deposit with the Escrow Agent sufficient funds to pay such cash amounts for fractional shares.

                  (e) No Encumbrance. No Escrow Shares or any beneficial interest therein may be pledged, encumbered, sold, assigned or transferred, including by operation of law, by a Stockholder or be taken or reached by any legal or equitable process in satisfaction of any debt or other liability of the Stockholder, prior to the delivery to such Stockholder of the Escrow Shares by the Escrow Agent. The Escrow Agent shall have no responsibility for determining or enforcing compliance with this Section 2(e), except that the Escrow Agent shall retain possession of the stock certificates evidencing the Escrow Shares as required by this Agreement.

                  (f) Power to Transfer Escrow Shares. The Escrow Agent is hereby granted the power to effect any transfer of Escrow Shares contemplated by this Agreement. HNC shall cooperate with the Escrow Agent in causing HNC's transfer agent to promptly issue stock certificates to effect such transfers.

            3.    NOTICE OF CLAIM.

                  (a) Each Notice of Claim by HNC pursuant to Section 1(d) hereof, whether or not the Claim described in such Notice of Claim would be included in the Basket (as defined in the Plan), shall be in writing and shall contain the following information to the extent it is reasonably available to
HNC:

                        (1) HNC's good faith estimate of the reasonably foreseeable maximum amount of the alleged Damages (which amount may, without limitation, be the amount of damages claimed by a third party plaintiff in an action brought against HNC or RDC based on alleged facts, which if true, would give rise to Damages); and

                        (2) A brief description in reasonable detail of the facts, circumstances or events giving rise to the alleged Damages based on HNC's good faith belief thereof, including, without limitation, the identity and address of any third-party claimant (to the extent reasonably available to HNC) and copies of any formal demand or complaint.

                  (b) The Escrow Agent shall not transfer any of the Escrow Shares held in the Escrow Account to HNC pursuant to a Notice of Claim until such Notice of Claim has been resolved in accordance with Section 4 below.

            4. RESOLUTION OF NOTICE OF CLAIM AND TRANSFER OF ESCROW SHARES. Any Notice of Claim received by the Representative and the Escrow Agent pursuant to Section 3 above shall be resolved as follows:

                  (a) Uncontested Claims. If, within 30 calendar days after the Notice of Claim containing a statement of claimed Damages is deemed to have been delivered by HNC to the Representative and the Escrow Agent pursuant to Section 7 hereof, the Representative has not contested such Notice of Claim in writing to the Escrow Agent as provided in Section 4(b) and the Escrow Agent has not received written confirmation from HNC that the Representative has paid in full the amount demanded in such Notice of Claim, then the Escrow Agent shall: (i) immediately release from escrow and transfer to HNC for cancellation that number of Escrow Shares having a value (determined pursuant to Section 4(d) hereof) equal to the amount of Damages specified in the Notice of Claim, which transferred and forfeited Escrow Shares shall be taken from and forfeited by each of the Stockholders in proportion to their respective percentage interest in the Escrow Shares as set forth on Exhibit A; and (ii) notify the Representative in writing of such transfer of Escrow Shares as promptly as reasonably practicable.

                  (A) Contested Claims. In the event that the Representative delivers written notice contesting all, or a portion of, a Notice of Claim to HNC and the Escrow Agent (a "CONTESTED CLAIM") and such written notice is deemed, under the provisions of Section 7 hereof, to have been delivered to HNC and the Escrow Agent within the 30-day period described in Section 4(a) above, then such Contested Claim shall be resolved prior to the expiration of the Escrow Period (as defined in Section 2.4 of the Plan) by either (i) the mutual written agreement between HNC and the Representative or (ii) in the absence of such mutual written agreement, by binding arbitration as provided herein. Any portion of the Notice of Claim that is not contested shall be resolved as an uncontested claim as set forth in Section 4(a) above. The final decision of the arbitrator shall be furnished to the Escrow Agent, the Representative and HNC in writing and shall constitute a conclusive determination of the issue in question, binding upon the Stockholders, the Representative and HNC and shall include an affirmative statement to such effect. After notice that the Notice of Claim is contested by the Representative, the Escrow Agent shall continue to hold Escrow Shares in the Escrow Account until the Escrow Shares are required to be released under the terms of this Agreement.

                        (1) Arbitration. Any Contested Claim shall be settled by binding arbitration in San Diego, California, and, except as herein specifically stated, in accordance with the commercial arbitration rules of the American Arbitration Association ("AAA RULES") then in effect. However, in all events, these arbitration provisions shall govern over any conflicting rules which may now or hereafter be contained in the AAA Rules. Judgment upon the award rendered by the arbitrator may be entered in any court having competent jurisdiction.

                        (2)   Compensation of Arbitrator.  Any such
arbitration shall be conducted before a single arbitrator who shall be compensated for his or her services at a rate to be determined by the parties or by the American Arbitration Association, but based upon reasonable hourly or daily consulting rates for the arbitrator in the event the parties are not able to agree upon his or her rate of compensation.

                        (3)   Selection of Arbitrator.  The American
Arbitration Association shall have the authority to select an arbitrator from a list of arbitrators who are lawyers experienced in the representation of software companies; provided, however, that such arbitrator cannot be the current or former legal counsel to any interested party, provided further that each of HNC, on the one hand, or the Representative, on the other hand, shall have the opportunity to promptly make such reasonable objection to any of the arbitrators listed as such party may wish and that the American Arbitration Association shall select the arbitrator from the list of arbitrators as to whom neither HNC nor the Representative makes any such objection. Neither HNC nor the Representative may object to any arbitrator for the purpose of delaying the arbitration. In the event that the foregoing procedure is not followed, HNC, on the one hand, or the Representative, on the other hand, shall each choose one person from the list of arbitrators provided by the American Arbitration Association (provided that such person does not have a conflict of interest or relationship with any interested party), and the two persons so selected shall select from the list provided by the American Arbitration Association the person who shall act as the arbitrator.

                        (4) Payment of Costs. HNC and the Stockholders shall bear the expense of deposits and advances required by the arbitrator in equal proportions, but either party may advance such amounts, subject to recovery as an addition or offset to any award. The arbitrator shall award to the prevailing party, as determined by the arbitrator, all costs, fees and expenses related to the arbitration, including reasonable fees and expenses of attorneys, accountants and other professionals incurred by the prevailing party. If such an award would result in manifest injustice, however, the arbitrator may apportion such costs, fees and expenses between the parties as such arbitrator deems just and equitable.

                        (5) Burden of Proof. For any Claim submitted to arbitration, the burden of proof shall be as it would be if the claim were litigated in a judicial proceeding governed by California law exclusively.

                        (6) Award. Upon the conclusion of any arbitration proceedings hereunder, the arbitrator shall render findings of fact and conclusions of law and a written opinion setting forth the basis and reasons for any decision reached and shall deliver such documents to each party to this Agreement along with a signed copy of the award.

                        (7) Timing. The Representative, HNC and the arbitrator shall conclude each arbitration pursuant to this Section 4 promptly and prior to the expiration of the Escrow Period (as defined in Section 2.4 of the Plan).

                        (8) Terms of Arbitration. The arbitrator chosen in accordance with these provisions shall not have the power to alter, amend or otherwise affect the terms of these arbitration provisions or the provisions of this Agreement or the Plan.

                        (9) Exclusive Remedy. Except as specifically otherwise provided in this Agreement or the Plan, arbitration shall be the sole and exclusive remedy of the parties for any Claim made pursuant to Section 11 of the Plan and this Agreement.

                        (10)  Release of Escrow Shares Pursuant to
Arbitration Award. Upon the arbitrator's issuance of a final award in such arbitration, the arbitrator shall immediately deliver a copy of such final award to the Representative, HNC and the Escrow Agent. Upon its receipt of a copy of the final arbitration award, the Escrow Agent shall first permit the Representative the opportunity to pay such award to HNC in full in cash within seven (7) days after the Escrow Agent's receipt of a copy of such final arbitration award, and if the Escrow Agent does not receive written confirmation from HNC that such award has been paid in full in cash to HNC prior to the expiration of such seven (7) day period, then Escrow Agent will (i) immediately release from escrow and transfer to HNC for cancellation that number of Escrow Shares having a value (determined pursuant to Section 4(d) hereof) equal to the amount of Damages (if any) awarded by such final arbitration award, which transferred and forfeited Escrow Shares shall be taken from each of the Stockholders in proportion to their respective percentage interest in the Escrow Shares as set forth on Exhibit A, and (ii) notify the Representative in writing of such transfer of Escrow Shares as promptly as reasonably practicable.

                  (c) Settled Claims. If a Claim (including a Contested Claim) is settled by a written settlement agreement executed by the Representative and HNC, then the Representative and HNC shall promptly deliver such executed settlement agreement to the Escrow Agent together with written instructions executed by both HNC and the Representative to the Escrow Agent ("SETTLEMENT INSTRUCTIONS") which shall, in accordance with and subject to the terms of the written settlement agreement, instruct the Escrow Agent either: (i) to release a stated number of Escrow Shares to HNC pursuant to such settlement agreement; and/or (ii) that HNC has been paid in cash the full amount required by the settlement agreement and that no action need be taken by the Escrow Agent with respect to such Claim. Upon its receipt of such settlement agreement and Settlement Instructions instructing the Escrow Agent to release Escrow

Shares to HNC, the Escrow Agent shall (i) immediately release from escrow and transfer to HNC for cancellation that number of Escrow Shares having a value (determined pursuant to Section 4(d) hereof) equal to the amount of Damages that HNC and the Representative have agreed that HNC has suffered in such settlement agreement and Settlement Instructions, which transferred and forfeited Escrow Shares shall be taken from each of the Stockholders in proportion to their respective percentage interest in the Escrow Shares as set forth on Exhibit A, and (ii) notify the Representative in writing of such transfer of Escrow Shares as promptly as reasonably practicable.

                  (d) Determination of Amount of Claims. Any amount of Damages owed to HNC hereunder, determined pursuant to Section 4(a), 4(b) or 4(c) above, and not paid in cash by the Representative in accordance with the above provisions of this Section 4, shall be immediately payable to HNC out of the Escrow Shares then held by the Escrow Agent, and shall be forfeited and taken from the Stockholders on a pro rata basis according to each Stockholder's respective percentage interest in the Escrow Shares as set forth on Exhibit A. For purposes of this Agreement, Escrow Shares shall be deemed to have a per share value equal to the HNC Closing Average Price Per Share (as defined in the Plan) of $28.5048 per share (as adjusted to reflect any Capital Change of the type described in Section 2.3 of the Plan, whether occurring prior to, at or after the Effective Time). Thus, the number of Escrow Shares to be released from escrow and transferred to HNC in satisfaction of a Claim for Damages (whether an Uncontested Claim, a Contested Claim or a Settled Claim) and not paid in cash as provided above shall be the amount of such Damages divided by the HNC Closing Average Price Per Share (as adjusted to reflect any Capital Change of the type described in Section 2.3 of the Plan). HNC shall promptly give the Escrow Agent and the Representative notice of the occurrence of any Capital Change and the impact thereof on the HNC Closing Average Price Per Share.

                  (e) No Exhaustion of Remedies. HNC need not exhaust any other remedies that may be available to it but shall proceed directly in accordance with the provisions of this Agreement. HNC may institute Claims against the Escrow Shares and in satisfaction thereof may recover Escrow Shares, in accordance with the terms of this Agreement, without making any other Claims directly against the Stockholders and without rescinding or attempting to rescind the transactions consummated pursuant to the Plan. The assertion of any single Claim for indemnification hereunder shall not bar HNC from asserting any other Claims hereunder.

            5.    LIMITATION OF ESCROW AGENT'S LIABILITY.

                  (a) The Escrow Agent shall incur no liability with respect to any action taken or suffered by it in reliance upon any notice, direction, instruction, consent, statement or other document believed by it to be genuine and duly authorized, nor for any other action or inaction, except its own willful misconduct or gross negligence. The Escrow Agent shall have no duty to inquire into or investigate the validity, accuracy or content of any document delivered to it. The Escrow Agent shall not be responsible for the validity or sufficiency of this Agreement. In all questions arising under this Agreement, the Escrow Agent may rely on the advice or opinion of counsel, and for anything done, omitted or suffered in good faith by the Escrow Agent based on such advice, the Escrow Agent shall not be liable to anyone. The Escrow Agent shall not be required to take any action hereunder involving any expense unless the payment of such expense is made or provided for in a manner satisfactory to it. The Escrow Agent shall have no duties or responsibilities other than those expressly set forth in this Agreement and the implied duty of good faith and fair dealing.

                  (b) In the event conflicting demands are made or conflicting notices are served upon the Escrow Agent with respect to the Escrow Account, the Escrow Agent shall have the absolute right, at the Escrow Agent's election, to do either or both of the following: (i) resign so a successor can be appointed pursuant to Section 10 hereof; (ii) file a suit in interpleader and obtain an order from a court of competent jurisdiction requiring the parties to interplead and litigate in such court their several claims and rights among themselves; or
(iii) give written notice to the other parties that it has received conflicting instructions from HNC and the Representative and is refraining from taking action until it receives instructions consented to in writing by both HNC and the Representative. In the event an interpleader suit as described in clause
(ii) above is brought, the Escrow Agent shall thereby be fully released and discharged from all further obligations imposed upon it under this Agreement with respect to the matters that are the subject of such interpleader suit, and HNC shall pay the Escrow Agent all costs, expenses and reasonable attorneys' fees expended or incurred by the Escrow Agent pursuant to the exercise of Escrow Agent's rights under this Section 5 (such costs, fees and expenses shall be treated as extraordinary fees and expenses for the purposes of Section 9 hereof). HNC shall be entitled to reimbursement from the Stockholders of any extraordinary fees and expenses of Escrow Agent in the event HNC prevails in such dispute pursuant to Section 9 hereof.

                  (c) Each party to this Agreement other than the Escrow Agent (each an "INDEMNIFYING PARTY" and together the "INDEMNIFYING PARTIES"), hereby jointly and severally covenants and agrees to reimburse, indemnify and hold harmless Escrow Agent, Escrow Agent's officers, directors, employees, counsel and agents (severally and collectively, "ESCROW AGENT"), from and against any loss, damage, liability or loss suffered, incurred by, or asserted against Escrow Agent (including amounts paid in settlement of any action, suit, proceeding, or claim brought or threatened to be brought and including reasonable expenses of legal counsel) arising out of, in connection with or based upon, any act or omission by Escrow Agent (not involving gross negligence or willful misconduct on Escrow Agent's part) relating in any way to this Agreement or Escrow Agent's services hereunder. The aggregate liability of the Stockholders under this indemnity shall be limited to the Escrow Shares then in escrow hereunder. Anything in this Agreement to the contrary notwithstanding, in no event shall the Escrow Agent be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action. Any Indemnifying Party who reimburses or indemnifies the Escrow Agent pursuant to this Section 5(c) shall have a right to seek contribution from any and all other Indemnifying Parties.

                  (d) Each Indemnifying Party may participate at its own expense in the defense of any claim or action that may be asserted against Escrow Agent, and if the Indemnifying Parties so elect, the Indemnifying Parties may assume the defense of such claim or action; provided, however, that if there exists a conflict of interest that would make it inappropriate, in the sole discretion of the Escrow Agent, for the same counsel to represent both Escrow Agent and the Indemnifying Parties, Escrow Agent's retention of separate counsel shall be reimbursable as herein above provided. Escrow Agent's right to indemnification hereunder shall survive Escrow Agent's resignation or removal as Escrow Agent and shall survive the termination of this Agreement by lapse of time or otherwise.

                  (e) The Escrow Agent shall notify each Indemnifying Party by letter, or by telephone or telecopy confirmed by letter, of any receipt by Escrow Agent of a written assertion of a claim against Escrow Agent, or any action commenced against Escrow Agent, for which indemnification is required under Section 5(d), within ten (10) days after Escrow Agent's receipt of written notice of such claim. The Indemnifying Parties will be relieved of their indemnification obligations under this Section 5 if Escrow Agent fails to timely give such notice and such failure adversely affects the Indemnifying Parties' ability to defend such claim. However, Escrow Agent's failure to so notify each Indemnifying Party shall not operate in any manner whatsoever to relieve an Indemnifying Party from any liability that it may have otherwise than on account of this Section 5.

                  (f) The Escrow Agent may execute any of its powers or responsibilities hereunder and exercise any rights hereunder either directly or by or through its agents or attorneys and shall be entitled to consult with its counsel, including in-house counsel, as to any questions or matters arising hereunder and the reasonable, good faith written opinion of such counsel shall be full and complete authorization and protection to Escrow Agent in respect of any act or omission by Escrow Agent undertaken in good faith and in accordance with the opinion of such counsel. The Escrow Agent shall have no liability for the conduct of any outside attorneys, accountants or other similar professionals it retains. Nothing in this Agreement shall be deemed to impose upon Escrow Agent any duty to qualify to do business or to act as a fiduciary or otherwise in any jurisdiction other than the State of California.

            6. STOCKHOLDERS' REPRESENTATIVE. For purposes of this Agreement, the Stockholders hereby consent to the appointment of the Representative (and any replacement hereunder), as representative of the Stockholders, and as the agents and attorneys-in-fact for and on behalf of each Stockholder, and, subject to the express limitations set forth below, the taking by the Representative of any and all actions and the making of any decisions required or permitted to be taken by the Representative under this Agreement, including, without limitation, the exercise of the power to (i) authorize delivery to HNC of the Escrow Shares, or any portion thereof, in satisfaction of Claims, (ii) agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such Claims, (iii) take all action necessary in connection with the waiver of any condition to the obligations of the Stockholders under this Agreement, (iv) the waiver of any right of the Stockholders, (v) give and receive all notices required to be given under this Agreement, (vi) resolve any Claims and (vii) take all actions necessary in the judgment of the Representative for the accomplishment of the foregoing and all of the other terms, conditions and limitations of this Agreement. All actions of the Representative shall be made unanimously by both Representatives. The Representative shall have unlimited authority and power to act on behalf of each Stockholder with respect to this Agreement and the disposition, settlement or other handling of all Claims, rights or obligations arising under this Agreement so long as all Stockholders are treated in the same manner. The Stockholders shall be bound by all actions taken by the Representative in connection with this Agreement. HNC shall be entitled to rely on any action or decision of the Representative, and no Stockholder shall have any cause of action against the Representative for any action taken, decision made or instruction given by the Representative under this Agreement, except for fraud or willful breach of this Agreement by the Representative. In performing the functions specified in this Agreement, the Representative shall not be liable to the Stockholders in the absence of gross negligence or willful misconduct. In the event either Representative dies, becomes unable to perform the responsibilities hereunder or resigns from such position, a substitute representative shall be appointed by the holders of a majority of the Escrow Shares. The Representative may resign from such position, effective upon a new representative being appointed in writing by Stockholders who beneficially own a majority of the Escrow Shares. The Representative shall not be entitled to receive any compensation from HNC or the Stockholders in connection with this Agreement. Any out-of-pocket costs and expenses reasonably incurred by the Representative in connection with actions taken pursuant to the terms of this Agreement shall be paid by the Stockholders to the Representative in proportion to their percentage interests in the Escrow Shares set forth on Exhibit A. HNC agrees that, in acting as co-Representative hereunder and performing his obligations as a co-Representative hereunder, Mark S. Hammond shall not be deemed to have violated any fiduciary or similar duties that Mr. Hammond may owe to HNC by virtue of his position(s) with HNC or its subsidiaries. The provisions of this Section are independent and severable, shall constitute an irrevocable power of attorney, coupled with an interest and surviving death, granted by each Stockholder to the Representative and shall be binding upon the executors, heirs, legal representatives and successors of each Stockholder and any references in this Agreement to a Stockholder shall mean the successor to the Stockholders' rights hereunder, whether pursuant to testamentary disposition, the laws of descent and distribution or otherwise.

            7. NOTICES. All notices, instructions and other communications required or permitted to be given hereunder or necessary or convenient in connection herewith must be in writing and shall be deemed delivered (i) when personally served or when delivered by telex or facsimile (to the telex or facsimile number of the person to whom the notice is given), (ii) the first business day following the date of deposit with an overnight courier service or
(iii) on the earlier of actual receipt or the third business day following the date on which the notice is deposited in the United States mail, first class certified, postage prepaid, addressed as follows:

If to the Escrow Agent: State Street Bank and Trust Company of California, N.A.
                        725 So. Figueroa Street, Suite 3100
                        Los Angeles, CA 90017
                        Attn: Corporate Trust Department
                        Telecopier: (213) 362-7357

If to HNC:              HNC Software Inc.
                        5930 Cornerstone Court West
                        San Diego, CA  92121
                        Attention:  President
                        Telecopier:  (619) 452-3220

With a copy to:         Fenwick & West LLP
                        Two Palo Alto Square, Suite 800
                        Palo Alto, California 94306 USA
                        Attention: Kenneth A. Linhares
                        Telecopier: (415) 857-0361

If to Representative:   Mark S. Hammond
                        c/o Risk Data Corporation
                        111 Pacifica, Third Floor
                        Irvine, CA 92718-3304
                        Telecopier:  (714) 753-8020

With a copy to:         Craig Andrews, Esq.
                        Brobeck, Phleger & Harrison LLP
                        550 West C Street, Suite 1300
                        San Diego, CA 92101
                        Telecopier: (619) 234-3848

or to such other address as HNC, the Representative or the Escrow Agent, as the case may be, designates in a writing delivered to each of the other parties hereto.

            8.    GENERAL.

                  (a) Governing Law; Assigns. This Agreement shall be governed by and construed in accordance with the internal laws of the State of California without regard to conflicts of law principles and shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

                  (A) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  (c) Entire Agreement. Except as otherwise provided in the Plan, this Agreement constitutes the entire understanding and agreement of the parties with respect to the subject matter of this Agreement and supersedes all prior agreements or understandings, written or oral, between the parties with respect to the subject matter hereof.

                  (d) Waivers. No waiver by any party hereto of any condition or of any breach of any provision of this Agreement shall be effective unless in writing. No waiver by any party of any such condition or breach, in any one instance, shall be deemed to be a further or continuing waiver of any such condition or breach or a waiver of any other condition or breach of any other provision contained herein.

                  (e) Tax Identification Numbers. If applicable, each party hereto, other than the Escrow Agent, shall provide the Escrow Agent with its Tax Identification Number (TIN) as assigned by the Internal Revenue Service prior to the execution of this Agreement.

            9. COMPENSATION AND EXPENSES OF ESCROW AGENT. All fees and expenses of the Escrow Agent incurred in the ordinary course of performing its responsibilities hereunder shall be paid by HNC upon receipt of a written invoice by Escrow Agent. Any extraordinary fees and expenses, including without limitation any fees or expenses (including the fees or expenses of outside counsel to the Escrow Agent) incurred by the Escrow Agent in connection with a dispute over the distribution of Escrow Shares or the validity of a Notice of Claim, shall be paid by HNC upon receipt of a written invoice by Escrow Agent; provided, however, that notwithstanding the foregoing, the Stockholders shall be liable for any extraordinary fees and expenses of the Escrow Agent arising in connection with a dispute hereunder, in the event HNC prevails in such dispute up to the value of the Escrow Shares. The Escrow Agent shall have no duty to solicit any payments which may be due it hereunder.

            10. SUCCESSOR ESCROW AGENT. In the event the Escrow Agent becomes unavailable or unwilling to continue in its capacity herewith, the Escrow Agent may resign and be discharged from its duties or obligations hereunder by giving notice of its resignation to the parties to this Agreement, specifying a date not less than thirty (30) days following such notice date of when such resignation shall take effect. HNC shall designate a successor Escrow Agent prior to the expiration of such thirty (30) day period by giving written notice to the Escrow Agent and the Representative. HNC may appoint a successor Escrow Agent without the consent of the Representative so long as such successor is a bank which, together with its parent, has assets of at least $50 million, and may appoint any other successor Escrow Agent with the consent of the Representative, which shall not be unreasonably withheld. If no successor escrow agent is named by HNC, the Escrow Agent may apply to a court of competent jurisdiction for the appointment of a successor Escrow Agent. The Escrow Agent shall promptly transfer the Escrow Shares to such designated successor.

            11. LIMITATION OF RESPONSIBILITY. The Escrow Agent's duties are limited to those set forth in this Agreement, and Escrow Agent, acting as such under this Agreement, is not charged with knowledge of or any duties or responsibilities under any other document or agreement, including without limitation the Plan. Escrow Agent may execute any of its powers or responsibilities hereunder and exercise any rights hereunder either directly or by or through its agents or attorneys. Nothing in this Escrow Agreement shall be deemed to impose upon the Escrow Agent any duty to qualify to do business or to act as a fiduciary or otherwise in any jurisdiction other than the State of California. Escrow Agent shall not be responsible for and shall not be under a duty to examine into or pass upon the validity, binding effect, execution or sufficiency of this Escrow Agreement or of any agreement amendatory or supplemental hereto. In no event shall the Escrow Agent have any duty or obligation to determine or enforce compliance with the requirements of any agreement or instrument other than this Agreement (including without limitation the Plan).

            12. FORCE MAJEURE. Neither HNC nor the Stockholders nor Escrow Agent shall be responsible for delays or failures in performance resulting from acts beyond its control. Such acts shall include but not be limited to acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations superimposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters.

            13. REPRODUCTION OF DOCUMENTS. This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications which may hereafter be executed, and (b) certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, optical disk, micro-card, miniature photographic or other similar process. The parties hereto agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction shall likewise be admissible in evidence.

            14. AMENDMENT. This Agreement may be amended by the written agreement of HNC, the Escrow Agent and the Representative, provided that, if the Escrow Agent does not agree to an amendment agreed upon by HNC and the Representative, the Escrow Agent shall resign and HNC shall appoint a successor Escrow Agent in accordance with Section 10 above. No amendment of the Plan shall increase Escrow Agent's responsibilities or liability hereunder without Escrow Agent's written agreement.

            15. TERMS DEFINED IN PLAN. The capitalized terms used in this Agreement and defined in the Plan are set forth in the Plan, a copy of which is attached hereto as Exhibit C.

      IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

HNC SOFTWARE INC.                       REPRESENTATIVE
By:   /s/  RAYMOND V. THOMAS                  /s/  MARK S. HAMMOND
   ----------------------------------   ----------------------------------------
      Chief Financial Officer                 /s/  JAMES H. BERGLUND
                                        ----------------------------------------

ESCROW AGENT                            STOCKHOLDERS

   STATE STREET BANK AND TRUST                /s/  SANG-GYU CHOI
   COMPANY OF CALIFORNIA, N.A.          ----------------------------------------
By:   /s/  JEANIE MAR
   ----------------------------------   DLJ CAPITAL CORPORATION
      Authorized Signatory              By:   /s/  ROBERT FINZI
                                        ----------------------------------------
                                              Attorney-In-Fact

                                              /s/  SEAN M. DOWNS
                                        ----------------------------------------

                                        ENTERPRISE PARTNERS
                                        By:   /s/  JAMES H. BERGLUND
                                           -------------------------------------
                                              General Partner

                                        ENTERPRISE PARTNERS II, L.P.
                                        By:   /s/  JAMES H. BERGLUND
                                           -------------------------------------
                                              General Partner

                                        ENTERPRISE PARTNERS II, ASSOCIATES, L.P.
                                        By:   /s/  JAMES H. BERGLUND
                                           -------------------------------------
                                              General Partner

                                              /s/  DAYLEN J. GILLESPIE
                                        ----------------------------------------

                                              /s/  MARK S. HAMMOND
                                        ----------------------------------------

                                        HUFFMAN FAMILY TRUST
                                           created May 26, 1995
                                        By:   /s/  JOHN D. HUFFMAN
                                           -------------------------------------
                                              Trustee

                                              /s/  MICHAEL L. LEONARD
                                        ----------------------------------------

                                        LINC CAPITAL MANAGEMENT
                                        By:   /s/  MARK K. ZIMMERMAN
                                           -------------------------------------
                                              Vice President

                                        SILICON VALLEY BANCSHARES
                                        By:   /s/  DAVID JAQUES
                                           -------------------------------------
                                              Senior Vice President

                                        SPROUT CAPITAL VI, L.P.
                                        By:   /s/  ROBERT FINZI
                                           -------------------------------------
                                              Attorney-In-Fact

                                        SPROUT GROWTH, LTD.
                                        By:   /s/  ROBERT FINZI
                                           -------------------------------------
                                              Attorney-In-Fact

                                        U.S. TRUST COMPANY OF CALIFORNIA,
                                        TRUSTEE OF THE DEBORAH L. HAMMOND
                                        CHARITABLE REMAINDER UNITRUST
                                        By:   /s/  JILL A. PLETCHER
                                           -------------------------------------
                                              Vice President

                                        U.S. TRUST COMPANY OF CALIFORNIA,
                                        TRUSTEE OF THE MARK S. HAMMOND
                                        CHARITABLE REMAINDER UNITRUST
                                        By:   /s/  JILL A. PLETCHER
                                           -------------------------------------
                                              Vice President

                                    EXHIBIT A

STOCKHOLDER                          ESCROW SHARES      PERCENTAGE
- -----------                          -------------      ----------
Miroslav Aniz                               52              8.75%

Sang-Gyu Choi                              152              8.75%

DLJ Capital Corporation                  4,398              8.75%

Sean M. Downs                            5,074              8.75%

Enterprise Partners                     20,191              8.75%

Enterprise Partners II, L.P.            41,531              8.75%

Enterprise Partners II Associates,       4,169              8.75%
L.P.

Daylen J. Gillespie                         66              8.75%

Mark S. Hammond                         45,492              8.75%

John Donald Huffman and Anne Byron       2,283              8.75%
Huffman, Trustees, or Successor in
Trust of the Huffman Family Trust
Created May 26, 1995

Michael L. Leonard                         766              8.75%

LINC Capital Management                    904              8.75%

Silicon Valley Bancshares                  379              8.75%

Sprout Capital VI, L.P.                 27,775              8.75%

Sprout Growth, Ltd.                      2,113              8.75%

U.S. Trust Company of California,        5,074              8.75%
Trustee of the Deborah Lynn
Hammond Charitable Remainder
Unitrust

U.S. Trust Company of California,        5,074              8.75%
Trustee of the Mark S. Hammond
Charitable Remainder Unitrust

                                    EXHIBIT B

                           STOCK POWER AND ASSIGNMENT
                            SEPARATE FROM CERTIFICATE

      In connection with the Agreement and Plan of Reorganization (the "PLAN") dated as of July 19, 1996, by and among HNC Software Inc., a Delaware corporation ("HNC"), HNC Merger Corp., a Delaware corporation that is a wholly-owned subsidiary of HNC and Risk Data Corporation, a California corporation ("RDC"), the undersigned is receiving shares of HNC Common Stock in respect of the shares of RDC Stock held by the undersigned prior to the Merger.

      FOR VALUE RECEIVED, and pursuant to the Plan and that certain Escrow Agreement dated as of ___________, 1996 executed in connection therewith (the "ESCROW AGREEMENT"), the undersigned hereby assigns and transfers unto ___________________________, as Escrow Agent (the "AGENT") pursuant to the Plan and the Escrow Agreement, ________ shares (the "SHARES") of the Common Stock of HNC.

      The undersigned hereby irrevocably appoints the Agent, as attorney-in-fact, with full power of substitution and re-substitution, to hold such Shares in escrow and to transfer such shares on the books of HNC solely to the extent provided in the Escrow Agreement.

Dated:  _____________, 1996.

                                             ___________________________________

                                    EXHIBIT C

            AGREEMENT AND PLAN OF REORGANIZATION DATED JULY 19, 1996

                                       C-1